Exhibit 2.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

Z SQUARED INC.,

as Buyer,

PARADOX INFRASTRUCTURE LLC,

as Seller,

PARADOX DATA, LLC

and

solely for the purposes of the Specified Owner Provisions,

THE OWNER PARTIES NAMED HEREIN

Dated as of July 31, 2026

i

ii

iii

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”), dated as of July 31, 2026 (the “Execution Date”), is made by and among (i) Z SQUARED INC., a Delaware corporation (Nasdaq: ZSQR) (“Buyer”), (ii) PARADOX INFRASTRUCTURE LLC, a Florida limited liability company (“Seller”), (iii) PARADOX DATA, LLC, a Florida limited liability company (the “Company”), and (iv) solely for the purposes of the Specified Owner Provisions (as defined below), each of the Persons identified as an “Owner Party” on Schedule A hereto (each, an “Owner Party” and collectively, the “Owner Parties”). Buyer, Seller, the Company and, solely with respect to the Specified Owner Provisions, the Owner Parties are referred to herein collectively as the “Parties” and each individually as a “Party.”

RECITALS

WHEREAS, Seller is the sole member of the Company and is the record and beneficial owner of one hundred percent (100%) of the issued and outstanding membership interests of the Company (the “Membership Interests”);

WHEREAS, the Company is developing an AI-compute and high-density data infrastructure business at a site located at 713 Industrial Rd, El Dorado, Union County, Arkansas 71730 (the “Site”), including contracted electric power capacity of up to approximately 8.0 MW under the Entergy Agreement;

WHEREAS, Buyer and the Company previously entered into that certain Binding Letter of Intent, dated June 18, 2026 (the “LOI”), contemplating the acquisition by Buyer of a majority membership interest in the Company, and the parties have subsequently agreed to restructure the transaction as the acquisition by Buyer of one hundred percent (100%) of the Membership Interests from Seller, upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Owner Parties directly or indirectly own one hundred percent (100%) of the membership interests of Seller, will derive substantial benefit from the transactions contemplated by this Agreement and, as a material inducement to Buyer’s willingness to enter into this Agreement, have agreed to join this Agreement solely for the purposes of the Specified Owner Provisions;

WHEREAS, as a condition to the Closing, at or prior to the Closing (i) Seller will contribute, transfer and convey the Owned Real Property (including the Existing Building) to the Company, as part of the Required Asset Transfers, such that at the Closing the Owned Real Property will be owned by the Company, and (ii) at the Closing, the Company, as landlord, and Seller, as tenant, will enter into the Lease Agreement with respect to the Existing Building;

WHEREAS, following the Closing, Buyer will make the Milestone Payments to Seller and Paradox Energy, LLC, an Ohio limited liability company (“Energy”), as applicable, pursuant to this Agreement and the Milestone Schedule attached hereto as Exhibit A; and

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, one hundred percent (100%) of the Membership Interests, upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1 Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings set forth below.

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, whether civil, criminal, administrative, regulatory or otherwise, whether at law or in equity, and whether brought by or before any Governmental Authority, arbitrator or other Person.

“Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by Contract or otherwise. From and after the Closing, the Company shall be deemed an Affiliate of Buyer and not of Seller or any Owner Party.

“AI Client” means (a) any Person that is not an Affiliate of Buyer or Data, acting at arm's length, that has submitted a request for AI compute capacity at the Site evidenced by an executed, legally binding instrument — including a binding letter of intent or a definitive services agreement — that is binding, at a minimum, as to the specific capacity amount committed by such Person, pricing and term length, , or (b) Buyer, Data, or any Affiliate thereof, to the extent Buyer or Data itself irrevocably commits, in a writing binding on Buyer or Data, to utilize additional capacity at the Site for its own or an Affiliate's AI compute workloads. A binding request or utilization commitment under clause (b) satisfies the RFS requirement for the applicable Milestone or installment on the same basis as clause (a). Multiple RFS's received during the pendency of a Milestone may be aggregated to satisfy the applicable capacity threshold.

“Assignment Agreement” means the Assignment of Membership Interests, to be dated as of the Closing Date, by and between Seller and Buyer, in substantially the form attached hereto as Exhibit B.

“Business” means the business of the Company as currently conducted and as currently proposed to be conducted, including the development, ownership and operation of AI-compute, high-performance computing and data center infrastructure at the Site and the holding of the Required Assets.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks located in New York, New York are authorized or required by Law to close.

“Certificate of Designation” means the Certificate of Designation of Preferences, Rights and Limitations of the Series A Convertible Preferred Stock of Buyer, in substantially the form attached hereto as Exhibit G, to be filed by Buyer with the Secretary of State of the State of Delaware at or prior to the Closing.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Common Stock” means the common stock, par value $0.0001 per share, of Buyer.

“Contract” means any agreement, contract, lease, license, note, bond, mortgage, indenture, instrument, arrangement, understanding or other obligation, whether written or oral, including any amendment, waiver or other modification of any of the foregoing.

“Disclosure Schedules” means the disclosure schedules delivered by Seller and the Company to Buyer concurrently with the execution and delivery of this Agreement, as the same may be supplemented only in accordance with Section 5.4.

“Entergy” means Entergy Arkansas, LLC.

“Entergy Agreement” means, collectively, (a) that certain Agreement for Electric Service, dated December 8, 2023, by and between Seller and Entergy, (b) the Large Power High Load Density Service Agreement for Interruptible Service and the Extension of Service Agreement, each dated December 8, 2023, by and between Seller and Entergy, and (c) all associated rate schedules (including Rate Schedule LPHLDS VAR 4), riders and amendments, providing for electric service to the Site of up to 8,000 kVA (approximately 8.0 MW) at approximately 13,800Y/7,960 volts, as renewed in June 2026 for a current term running through approximately June 2027, and as the same may be further amended, renewed, assigned to the Company or replaced by a successor agreement in the name of the Company in connection with the Entergy Assignment.

“Entergy Assignment” means the formal written assignment of the Entergy Agreement from Seller to the Company, consented to in writing by Entergy, as contemplated by Section 11 of the Power Access Agreement.

“Environmental Law” means all Laws pertaining to Hazardous Substances, pollution, protection of the environment, natural resources or human health and safety, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. §§ 9601 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. §§ 6901 et seq.), the Clean Air Act (42 U.S.C. §§ 7401 et seq.), the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.), the Toxic Substances Control Act (15 U.S.C. §§ 2601 et seq.), the Safe Drinking Water Act (42 U.S.C. §§ 300f et seq.), the Emergency Planning and Community Right-to-Know Act (42 U.S.C. §§ 11001 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. §§ 5101 et seq.) and the Oil Pollution Act of 1990 (33 U.S.C. §§ 2701 et seq.), together with all analogous state and local Laws of the State of Arkansas or any other applicable jurisdiction, and any common law doctrine (including negligence, nuisance or trespass) relating to the presence of, release of or exposure to Hazardous Substances.

“Environmental Permit” means any Permit required under any Environmental Law.

“Excluded Assets” means (a) all cryptocurrency and digital-asset mining machines, miners, hashboards and mining-specific equipment and related spare parts used in Seller’s or its Affiliates’ digital-asset mining operations, whether located at the Site or otherwise, in each case other than any items constituting Required Assets, (b) all digital assets, digital-asset wallets, private keys, seed phrases, exchange accounts, custody accounts and mining-pool accounts of, or held by or for the benefit of, the Company, together with all rewards, balances and receivables associated therewith, and (c) all Contracts of the Company relating exclusively to the foregoing, including the hosting and mining-pool Contracts identified as Excluded Assets on Schedule 3.20, and (d) all Intellectual Property relating to the immersion-tank cooling system, including U.S. provisional patent application No. 63/650,545, U.S. utility patent application No. 19/215,656, U.S. design patent application No. 29/954,088 and issued U.S. design patent No. D1,129,623 S, together with all related know-how, trade secrets, data and documentation, and all rights and obligations under that certain Asset Purchase Agreement, dated June 10, 2024, by and between Kelly Ballew and Seller (including the royalty obligation in favor of Kelly Ballew thereunder).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Cap” has the meaning set forth in Section 2.3.

“Existing Building” means the approximately 10,000 square foot building located on the Owned Real Property, together with all fixtures and improvements appurtenant thereto (other than the Excluded Assets located therein).

“Fraud” means common law fraud under the Laws of the State of Delaware with respect to the making of the representations and warranties expressly set forth in this Agreement or in any certificate delivered pursuant hereto, committed with actual knowledge (as opposed to imputed or constructive knowledge) and with the intent that the recipient rely thereon.

“Fundamental Representations” means the representations and warranties set forth in Section 3.1 (Organization; Good Standing), Section 3.2 (Authority; Enforceability), Section 3.3 (Capitalization; Title to Membership Interests), Section 3.5(a) (No Conflicts with Organizational Documents), Section 3.16 (Tax Matters), Section 3.21 (Brokers), Section 4.1 (Organization; Good Standing), Section 4.2 (Authority; Enforceability), Section 4.4 (Capitalization; Valid Issuance) and Section 4.7 (Brokers).

“GAAP” means United States generally accepted accounting principles in effect from time to time, consistently applied.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency, department, commission, board, bureau, instrumentality or authority of any such government or political subdivision, or any self-regulatory organization or quasi-governmental authority (including The Nasdaq Stock Market LLC), or any arbitrator, court or tribunal of competent jurisdiction.

“Hazardous Substance” means (a) any material, substance or waste that is listed, defined, designated, classified or regulated as hazardous, acutely hazardous, toxic, radioactive, a pollutant or a contaminant, or words of similar import or regulatory effect, under any Environmental Law, and (b) petroleum and petroleum products (including crude oil and any fractions thereof), natural gas, asbestos and asbestos-containing materials, polychlorinated biphenyls, per- and polyfluoroalkyl substances, urea formaldehyde foam insulation, radon, lead and lead-containing materials, and battery, coolant and dielectric fluids (including immersion-cooling fluids).

“Indebtedness” means, with respect to any Person, without duplication: (a) all obligations of such Person for borrowed money or in respect of loans or advances of any kind; (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (c) all obligations of such Person for the deferred purchase price of property, assets or services (including any earn-out or similar contingent obligation, but excluding trade payables incurred in the ordinary course of business that constitute Payables); (d) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (e) all obligations of such Person under interest rate, currency or commodity swap, hedge or similar agreements; (f) all obligations of such Person, contingent or otherwise, in respect of letters of credit, bankers’ acceptances, surety bonds or similar instruments; (g) all obligations of such Person to any Owner Party, Energy or any Affiliate of any of the foregoing; (h) all accrued and unpaid interest, premiums, penalties (including prepayment and early-termination penalties), breakage costs, fees and other amounts owing in respect of any of the foregoing; and (i) all obligations of the types described in clauses (a) through (h) of any other Person, the payment of which such Person has guaranteed or secured (or in respect of which such Person is otherwise liable), or that are secured by a Lien on any asset of such Person.

“Intellectual Property” means all intellectual property and proprietary rights of every kind and nature throughout the world, including all patents and patent applications (together with all reissues, continuations, continuations-in-part, divisionals, extensions and reexaminations thereof), trademarks, service marks, trade names, trade dress and domain names (together with the goodwill associated therewith), copyrights and copyrightable works, trade secrets, know-how, inventions, data, databases, software and confidential and proprietary information.

“Joinder” means the Joinder to the Operating Agreement of the Company, to be dated as of the Closing Date, executed by Buyer, in substantially the form attached hereto as Exhibit C.

“Knowledge” means (a) with respect to Seller and the Company, the actual knowledge of Armand Nannicola Sr., Jeffery Harris, Aamir Waheed, Vincent Branda, Nathan Ranew and Emma Cole, together with the knowledge that Armand Nannicola Sr. and Jeffery Harris would reasonably be expected to have after due inquiry, (b) with respect to any Owner Party, the actual knowledge of such Owner Party (and, in the case of an Owner Party that is an entity, of its managers, officers and Ultimate Beneficial Owners), together with the knowledge that Armand Nannicola Sr. and Jeffery Harris would reasonably be expected to have after due inquiry, and (c) with respect to Buyer, the actual knowledge of Jeffery Harris, David Halabu and Brian Cogley after due inquiry.

“Land Contract” means that certain Binding Letter of Intent, executed June 23, 2026, by and between Lerro Energy Group, LLC and the Company, providing for the Company’s purchase of up to ten (10) acres of that certain approximately 88.21-acre parcel in the vicinity of the Owned Real Property at a purchase price of $20,000 per acre, together with any definitive purchase and sale agreement entered into pursuant thereto, in each case as amended from time to time.

“Land Contract Property” means the real property that is the subject of the Land Contract.

“Law” means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree or other requirement or rule of law of any Governmental Authority, including the rules and listing standards of The Nasdaq Stock Market LLC.

“Lease Agreement” means the Lease Agreement, to be dated as of the Closing Date, by and between the Company, as landlord, and Seller, as tenant, with respect to the Existing Building, to be negotiated in good faith by the Parties in accordance with Section 5.10(b) following the Execution Date (it being acknowledged that no form of Lease Agreement is attached to this Agreement as of the Execution Date), providing for, among other things, (a) Seller’s continued occupancy of the Existing Building for the conduct of Seller’s digital-asset mining operations, for a term coterminous with Seller’s right to conduct such operations at the Site under the Power Access Agreement, (b) rent on a pass-through basis in an amount equal to the real property taxes and insurance attributable to Seller’s use and occupancy, it being understood that electric power usage, payment, metering and curtailment as between Seller and the Company are governed by the Power Access Agreement, and (c) such other terms relating to Seller’s occupancy and digital-asset mining operations as are set forth therein.

“Liability” means any liability, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of any kind or nature whatsoever, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured, liquidated or unliquidated, due or to become due, and whether or not required to be reflected or reserved against on financial statements prepared in accordance with GAAP.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, security interest, encumbrance, claim, lien, charge, option, right of first refusal or first offer, preemptive right, community property interest, easement, encroachment, restriction on transfer or other restriction or encumbrance of any kind, whether voluntary or involuntary, choate or inchoate, or arising by Law, Contract or otherwise.

“Losses” means all losses, damages, Liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs and expenses of whatever kind (including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder), but excluding punitive damages except to the extent actually awarded to a third party in a Third-Party Claim.

“Material Adverse Effect” means any event, occurrence, fact, condition, circumstance, change or effect that, individually or in the aggregate, (a) is, or would reasonably be expected to become, materially adverse to the business, results of operations, condition (financial or otherwise), assets, Liabilities or prospects of the Company, the Business, the Required Assets, the Owned Real Property or the Site, or (b) prevents, materially delays or materially impairs, or would reasonably be expected to prevent, materially delay or materially impair, the ability of Seller, the Company or any Owner Party to consummate the transactions contemplated by this Agreement or the other Transaction Documents on a timely basis.

“Milestone Payments” means the payments described in, and payable at the times, in the amounts, to the recipients and subject to the terms, conditions, achievement standards and procedures set forth in, the Milestone Schedule.

“Milestone Preferred Stock” means the shares of preferred stock of Buyer issuable in satisfaction of the Milestone Payments, having the terms described in the Milestone Schedule and set forth in the Certificate of Designation, which shall be additional shares of Series A Preferred Stock.

“Milestone Schedule” means the Milestone Schedule attached hereto as Exhibit A, which is incorporated herein by reference.

“Order” means any order, writ, judgment, injunction, decree, stipulation, determination, ruling, subpoena or award entered by or with any Governmental Authority.

“Organizational Documents” means, with respect to any Person that is not a natural person, the certificate or articles of incorporation or organization, bylaws, limited liability company agreement, operating agreement, partnership agreement, certificate of formation and other governing or constituent documents of such Person, each as amended to date.

“Owned Real Property” means (a) that certain approximately 3.00-acre parcel of real property located in part of the Southwest Quarter of the Southwest Quarter (SW ¼ of SW ¼) of Section 25, Township 17 South, Range 15 West, Union County, Arkansas, commonly known as 713 Industrial Rd, El Dorado, Arkansas 71730, as more particularly described in that certain Warranty Deed from Lerro Energy Group, LLC to Seller recorded April 30, 2025 in the real property records of Union County, Arkansas, (b) the appurtenant approximately 0.32-acre easement for ingress, egress and utilities described therein, and (c) all buildings (including the Existing Building), improvements, fixtures and appurtenances thereon or thereto.

“Owner Entities” means Crypto Rigs USA LLC, a Florida limited liability company, Xero Labs LLC, a Florida limited liability company, Romero Holdings LLC, an Ohio limited liability company, RealTrack, Inc., a Florida corporation, and Curious Wombat LLC, a Florida limited liability company, together with any other Person (other than a natural person and other than Seller) through which any Ultimate Beneficial Owner directly or indirectly holds an interest in Seller, in each case as set forth on Schedule A.

“Payables” means all accounts payable, trade payables, accrued expenses and other current Liabilities of the Company of any kind, whether or not invoiced, including amounts owed to Seller, any Owner Party, Energy or any Affiliate of any of the foregoing.

“Permit” means any permit, license, franchise, approval, authorization, registration, certificate, variance, consent or similar right obtained, or required to be obtained, from any Governmental Authority.

“Permitted Liens” means (a) Liens for Taxes not yet due and payable; (b) easements, rights of way, zoning ordinances and other similar encumbrances of record affecting the Owned Real Property that do not, individually or in the aggregate, materially impair the current or contemplated use, occupancy or value of the Owned Real Property; and (c) restrictions on transfer arising under applicable securities Laws.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Power Access Agreement” means that certain Intercompany Power Access and Cost-Sharing Agreement, dated as of July 7, 2026, by and between Seller and the Company, with respect to, among other things, the Company’s access to the contracted electric power capacity under the Entergy Agreement, the transition of operational control thereof and the Entergy Assignment, as the same may be amended after the Execution Date only with the prior written consent of Buyer.

“Power Contracts” means, collectively, (a) the Entergy Agreement, (b) any interconnection agreement, facilities agreement, service-extension agreement, name-change agreement or similar Contract with Entergy or any other utility or transmission provider relating to the Site, (c) any other Contract relating to the supply, purchase, transmission, distribution, curtailment or interconnection of electric power with respect to the Site, and (d) any deposit, security or credit-support arrangement relating to any of the foregoing.

“Required Asset Transfers” has the meaning set forth in Section 5.6.

“Required Assets” means, collectively: (a) the Owned Real Property (including the Existing Building); (b) the Land Contract and all rights thereunder with respect to the Land Contract Property; and (c) contracted electric power capacity of up to 8,000 kVA (approximately 8.0 MW) with respect to the Site under the Entergy Agreement and the other Power Contracts, together with the Company’s rights under the Power Access Agreement (including the Power Access Rights, as defined therein), pending consummation of the Entergy Assignment.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series A Preferred Stock” means Buyer’s Series A Convertible Preferred Stock, par value $0.0001 per share, having a stated value of $1,000 per share (the “Stated Value”) and the powers, designations, preferences and rights set forth in the Certificate of Designation, including (a) a 1.0x non-participating liquidation preference, (b) dividends at Seller’s election on each quarterly payment, of 8.0% per annum in cash or paid in kind, compounded quarterly, (c) optional conversion into Common Stock at the Conversion Price (as defined in the Certificate of Designation), being, (i) with respect to the shares issued as Closing Consideration, $7.45 per share, and (ii) with respect to shares issued in satisfaction of Milestone Payments, the lesser of (x) the Nasdaq official closing price of the Common Stock on the Trading Day immediately preceding the applicable Milestone or installment achievement date and (y) 110% of the “Minimum Price” (as defined in Nasdaq Listing Rule 5635(d)) determined as of such achievement date, (d) mandatory conversion if the closing sale price of the Common Stock equals or exceeds 250% of the then-applicable Conversion Price for twenty (20) consecutive trading days, (e) voting together with the Common Stock on an as-converted basis, subject to Nasdaq Listing Rule 5640, and (f) customary anti-dilution adjustments.

“Specified Owner Provisions” means Section 3.9 (Litigation), Section 3.19 (Related-Party Arrangements) and Section 3.22 (Securities Matters), in each case solely as to the representations and warranties expressly made by the Owner Parties therein, Section 5.3 (Exclusivity), Section 5.14 (Confidentiality; Securities Law Acknowledgment), Section 5.15 (Restrictive Covenants), Article VIII (solely to the extent set forth in Section 8.2(b)) and Article X.

“Straddle Period” means any taxable period beginning on or before, and ending after, the Closing Date.

“Tax” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed with respect thereto, whether disputed or not, and any liability for any of the foregoing as transferee or successor, by Contract or otherwise.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement relating to Taxes filed or required to be filed with any Governmental Authority, including any schedule or attachment thereto and any amendment thereof.

“Third-Party Claim” has the meaning set forth in Section 8.5(a).

“Transaction Documents” means this Agreement, the Assignment Agreement, the Joinder, the Lease Agreement, the Certificate of Designation, the certificates delivered pursuant to Article II and Article VI, and each other agreement, instrument or document executed and delivered in connection with the transactions contemplated hereby.

“Ultimate Beneficial Owners” means Armand Nannicola Sr., Jeffery Harris, Aamir Waheed, Vincent Branda, Nathan Ranew and Emma Cole, being the natural persons who directly or indirectly own one hundred percent (100%) of the membership interests of Seller, in the direct and indirect percentages set forth on Schedule A.

“VWAP” means, for any measurement period, the volume-weighted average price of the Common Stock on The Nasdaq Global Market for such period, as reported by Bloomberg L.P. or another authoritative source reasonably selected by Buyer.

Section 1.2 Interpretation. For purposes of this Agreement: (a) the words “include,” “includes” and “including” are deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole; (d) references to Articles, Sections, Schedules and Exhibits refer to the Articles, Sections, Schedules and Exhibits of this Agreement, all of which are incorporated herein by reference and made a part hereof; (e) references to “$” or dollars are to the lawful currency of the United States; (f) references to any Law or Contract mean such Law or Contract as amended, restated, supplemented or otherwise modified from time to time; (g) the headings herein are for reference only and do not affect interpretation; (h) a document or item shall be deemed to have been “made available” or “delivered” to Buyer only if posted to the electronic data room maintained for the transactions contemplated hereby at least three (3) Business Days prior to the Execution Date or the Closing Date, as applicable; (i) this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the drafting Party; and (j) if any action is required to be taken on a day that is not a Business Day, such action shall be required to be taken on the next succeeding Business Day.

ARTICLE II

PURCHASE AND SALE; CONSIDERATION; CLOSING

Section 2.1 Purchase and Sale of the Membership Interests. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase, acquire and accept from Seller, one hundred percent (100%) of the Membership Interests, free and clear of all Liens other than restrictions on transfer arising under applicable securities Laws, and Buyer shall be admitted as the sole member of the Company effective as of the Closing.

Section 2.2 Consideration. The aggregate consideration for the Membership Interests (collectively, the “Consideration”) shall consist of the following:

(a) Closing Consideration. At the Closing, Buyer shall issue and deliver to Seller 5,000 shares of Series A Preferred Stock, having an aggregate Stated Value of $5,000,000 (the “Closing Consideration”), by delivery of evidence of book-entry issuance thereof registered in the name of Seller (or, at Seller’s written direction delivered at least five (5) Business Days prior to the Closing and subject to Section 3.22 and Section 5.12, in the names of the Ultimate Beneficial Owners pro rata in accordance with their respective indirect ownership of Seller as set forth on Schedule A).

(b) Milestone Consideration. As additional consideration, following the Closing, Buyer shall make, or cause to be made, the Milestone Payments to Seller and Energy, as applicable, at the times, in the amounts, in the form and subject to the terms, conditions, achievement standards and procedures set forth in the Milestone Schedule attached hereto as Exhibit A, which is incorporated into and forms part of this Agreement. The Milestone Payments are not restated in the body of this Agreement and are governed exclusively by the Milestone Schedule; in the event of any conflict between the body of this Agreement and the Milestone Schedule with respect to the Milestone Payments, the Milestone Schedule shall control.

(c) No Fractional Shares. No fractional shares of Series A Preferred Stock or Milestone Preferred Stock shall be issued hereunder; any fractional share to which any recipient would otherwise be entitled shall be rounded up to the nearest whole share.

(d) Restricted Securities; Legends. Each certificate or book-entry position representing shares of Series A Preferred Stock or Milestone Preferred Stock (and any shares of Common Stock issued upon conversion thereof) shall bear customary restrictive legends referencing the transfer restrictions arising under the Securities Act, and such shares shall constitute “restricted securities” within the meaning of Rule 144 under the Securities Act.

Section 2.3 Nasdaq Exchange Cap; Stockholder Approval; Cash Fallback. Notwithstanding anything herein to the contrary, the aggregate number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock and the Milestone Preferred Stock, when aggregated with any other issuances required to be aggregated therewith under Nasdaq Listing Rule 5635, shall not exceed 19.99% of the number of shares of Common Stock issued and outstanding immediately prior to the execution of the LOI (the “Exchange Cap”), unless and until Buyer obtains the approval of its stockholders in accordance with Nasdaq Listing Rule 5635. To the extent any issuance hereunder would, absent such approval, exceed the Exchange Cap or otherwise require stockholder approval under Nasdaq Listing Rule 5635 (including Rule 5635(c) with respect to any recipient deemed an officer, director, employee or consultant of Buyer), Buyer shall promptly seek such stockholder approval, and if such approval is not obtained within ninety (90) days following submission of the matter to Buyer’s stockholders, Buyer shall pay the affected portion of the applicable consideration in cash at the rate of $1,000 per share of Series A Preferred Stock or Milestone Preferred Stock that would otherwise have been issued, within five (5) Business Days following the expiration of such ninety (90)-day period, in each case as, and to the extent, further provided in the Certificate of Designation. Nothing in this Section 2.3 shall modify the amount of any Milestone Payment, the achievement date of any Milestone or installment, or the applicable VWAP measurement period.

Section 2.4 Closing. Subject to the terms and conditions of this Agreement, the consummation of the purchase and sale of the Membership Interests (the “Closing”) shall take place remotely by electronic exchange of documents and signatures at 10:00 a.m., Eastern Time, on the third (3rd) Business Day after the satisfaction or waiver (by the Party entitled to the benefit thereof) of each of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), or at such other time, date or place as Buyer and Seller may mutually agree in writing (the date on which the Closing actually occurs, the “Closing Date”). The Parties acknowledge and agree that the execution of this Agreement and the Closing are bifurcated and that the Closing shall occur only upon the satisfaction or waiver of the conditions set forth in Article VI. All deliveries at the Closing shall be deemed to occur simultaneously, and no delivery shall be effective until all deliveries required at the Closing have been made and the Closing has been consummated. The Closing shall be deemed effective as of 12:01 a.m., Eastern Time, on the Closing Date. The Parties acknowledge that the LOI contemplates a closing of the transactions described therein on or before July 31, 2026, and that the Parties are executing and delivering this Agreement on July [30], 2026. Notwithstanding anything in the LOI to the contrary, the Parties agree that the Closing shall occur within thirty (30) days after the Execution Date, or on such later date as Buyer and Seller may mutually agree in writing, in each case subject to the satisfaction or waiver of the conditions set forth in Article VI, that the execution and delivery of this Agreement satisfies the closing-timing provisions of the LOI, and that no Party shall have any right, remedy or claim under the LOI (including any right of termination thereunder) arising out of the Closing not having occurred on or before July 31, 2026.

Section 2.5 Seller Closing Deliverables. At or prior to the Closing, Seller and the Company, as applicable, shall deliver, or cause to be delivered, to Buyer each of the following:

(a) the Assignment Agreement, duly executed by Seller;

(b) the written consent of Seller, as sole member of the Company, and evidence of the unanimous written consent or other requisite approval of the members of Seller, in each case authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, including the admission of Buyer as the sole member of the Company;

(c) a certificate of an authorized officer or manager of each of Seller and the Company, dated as of the Closing Date, certifying and attaching (i) the Organizational Documents of the Company and of Seller (including Seller’s current operating agreement reflecting the ownership of Seller by the Owner Parties as set forth on Schedule A), (ii) the resolutions and consents described in clause (b), and (iii) an incumbency certificate for each Person executing any Transaction Document on behalf of Seller or the Company;

(d) a certificate, dated as of the Closing Date, executed by an authorized officer or manager of Seller, certifying that each of the conditions set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(c) has been satisfied;

(e) certificates of status or good standing (or equivalent), dated not earlier than ten (10) days prior to the Closing Date, for the Company and Seller from the Florida Department of State, and for each Owner Entity from its jurisdiction of organization;

(f) written resignations and releases, in substantially the form attached hereto as Exhibit I, of each officer, manager and director (or Persons holding equivalent positions) of the Company, effective as of the Closing;

(g) a certificate of non-foreign status of Seller (or, if Seller is a disregarded entity for U.S. federal income tax purposes, of its regarded owner) complying with Section 1445 of the Code and the Treasury Regulations thereunder;

(h) payoff letters, releases and termination statements (including UCC-3 termination statements), in form and substance reasonably satisfactory to Buyer, evidencing the full payment, discharge and release, effective as of the Closing, of all Indebtedness and Payables of the Company and of all Liens (other than Permitted Liens) on the Membership Interests, the Required Assets or any other assets of the Company;

(i) evidence reasonably satisfactory to Buyer of the consummation of the Required Asset Transfers, including (i) the deed and other instruments effecting the Real Property Contribution, in recordable form, conveying the Owned Real Property (including the Existing Building) to the Company free and clear of all Liens other than Permitted Liens, together with customary owner’s affidavits and any transfer-tax or similar forms required for recording, and evidence of the recording thereof (or delivery for recording) in the real property records of Union County, Arkansas, (ii) a certificate of an authorized officer or manager of Seller, dated as of the Closing Date, certifying that each of the Power Access Agreement and the Entergy Agreement is in full force and effect, that no breach or default exists thereunder, and that the deposit required under the Entergy Agreement is paid in full and current, and (iii) confirmation that the Land Contract is held by, and enforceable by, the Company (including, if the Land Contract or any rights thereunder are held by Seller or any Affiliate of Seller, a duly executed assignment thereof to the Company, together with any consent of Lerro Energy Group, LLC required in connection therewith);

(j) evidence reasonably satisfactory to Buyer of the distribution, transfer or removal of the Excluded Assets in accordance with Section 5.7, together with a certificate of an authorized officer or manager of Seller confirming that, as of the Closing, the Company holds no digital assets, digital-asset wallets, private keys or mining-pool accounts;

(k) evidence reasonably satisfactory to Buyer that the Real Property Contribution has been consummated, including a title commitment, title-search update or similar evidence showing fee simple title to the Owned Real Property vested in the Company, subject only to Permitted Liens;

(l) the Lease Agreement, duly executed by Seller;

(m) [Reserved];

(n) evidence reasonably satisfactory to Buyer of the termination, effective as of or prior to the Closing and without continuing Liability to the Company, of each Contract between the Company, on the one hand, and Seller, Energy, any Owner Party or any Affiliate of any of the foregoing, on the other hand, other than the Transaction Documents and the Contracts identified on Schedule 3.19 as surviving the Closing;

(o) a duly completed and executed accredited investor questionnaire and a “bad actor” certification pursuant to Rule 506(d) under the Securities Act from Seller and from each Owner Party (and from each Ultimate Beneficial Owner receiving shares pursuant to Section 2.2(a), if applicable), each in form and substance reasonably satisfactory to Buyer;

(p) a duly completed and executed IRS Form W-9 of Seller;

(q) the minute books, records, Contracts, Permits, Tax Returns and other books and records of the Company (which may be delivered electronically or by confirmation that the same are located at the Company’s offices or in the data room); and

(r) such other documents, instruments and certificates as Buyer may reasonably request to consummate the transactions contemplated hereby.

Section 2.6 Buyer Closing Deliverables. At or prior to the Closing, Buyer shall deliver, or cause to be delivered, to Seller each of the following:

(a) the Closing Consideration, by delivery of evidence of book-entry issuance in accordance with Section 2.2(a);

(b) the Assignment Agreement and the Joinder, each duly executed by Buyer;

(c) evidence of the acceptance for filing of the Certificate of Designation by the Secretary of State of the State of Delaware;

(d) [Reserved];

(e) the Lease Agreement, duly executed by the Company, as landlord;

(f) a certificate, dated as of the Closing Date, executed by an authorized officer of Buyer, certifying that each of the conditions set forth in Section 6.3(a) and Section 6.3(b) has been satisfied; and

(g) a certificate of the Secretary (or equivalent officer) of Buyer, dated as of the Closing Date, certifying and attaching the resolutions of the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, together with an incumbency certificate for each Person executing any Transaction Document on behalf of Buyer.

Section 2.7 Withholding. The Parties acknowledge that the Consideration consists entirely of shares of Series A Preferred Stock and that no cash consideration is payable hereunder from which amounts could be withheld. Each of Seller, each Owner Party and each other recipient of any portion of the Consideration shall be solely responsible for, and shall timely pay, all Taxes imposed on such Person in respect of the Consideration and the transactions contemplated hereby, and no Party shall have any obligation to gross up, indemnify or otherwise compensate any other Person in respect of any such Taxes. The Parties agree that, assuming the timely delivery of the certificate described in Section 2.5(g) and the IRS Form W-9 described in Section 2.5(p), no deduction or withholding is expected to be required under applicable Tax Law with respect to the Consideration. If, notwithstanding the foregoing, Buyer reasonably determines that any deduction or withholding is required by applicable Tax Law with respect to any amount payable or deliverable pursuant to this Agreement, Buyer shall (a) use commercially reasonable efforts to notify Seller of such determination at least five (5) Business Days prior to the applicable payment or delivery and cooperate with Seller in good faith to reduce or eliminate such deduction or withholding, and (b) be entitled to satisfy any such requirement either (i) by requiring the applicable recipient, as a condition to such payment or delivery, to remit to Buyer an amount in cash sufficient to satisfy such deduction or withholding, or (ii) if such cash is not timely remitted, by deducting and withholding a number of shares of Series A Preferred Stock otherwise deliverable to such recipient having an aggregate Stated Value equal to the amount required to be withheld, and, in each case, remitting the required amount to the applicable Governmental Authority. To the extent that amounts are so deducted and withheld and remitted to the applicable Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid or delivered to the Person in respect of which such deduction and withholding was made.

Section 2.8 Intended Tax Treatment; Allocation. The Parties acknowledge that the Company is, and at all times since its formation has been, classified as an entity disregarded as separate from Seller for U.S. federal income tax purposes, and intend that the purchase and sale of the Membership Interests be treated for U.S. federal (and applicable state and local) income tax purposes as a purchase by Buyer, and a sale by Seller, of all of the assets of the Company (the “Intended Tax Treatment”). Within ninety (90) days following the Closing Date, Buyer shall prepare and deliver to Seller an allocation of the Consideration (and any other items treated as consideration for applicable Tax purposes) among the assets of the Company in accordance with Section 1060 of the Code and the Treasury Regulations thereunder (the “Allocation”). Seller may provide written comments to the Allocation within thirty (30) days after delivery, and Buyer shall consider such comments in good faith. The Parties shall file all Tax Returns (including IRS Form 8594) consistently with the Intended Tax Treatment and the Allocation, as finally determined, and shall not take any position inconsistent therewith except as required by a final determination within the meaning of Section 1313(a) of the Code. Any Milestone Payment shall be treated as an adjustment to the Consideration for Tax purposes to the extent permitted by applicable Law, subject to imputation of interest under Sections 483 or 1274 of the Code, as applicable.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER, THE COMPANY AND THE OWNER PARTIES

Except as set forth in the Disclosure Schedules (arranged in sections corresponding to the numbered Sections of this Article III), Seller and the Company, jointly and severally, hereby represent and warrant to Buyer, as of the Execution Date and as of the Closing Date, as follows; and, solely with respect to the representations and warranties expressly attributed to the Owner Parties in Section 3.9, Section 3.19 and Section 3.22, each Owner Party, severally and not jointly, and solely as to itself, hereby represents and warrants to Buyer, as of the Execution Date and as of the Closing Date, as follows:

Section 3.1 Organization; Good Standing. The Company is a limited liability company duly organized, validly existing and in active status under the Laws of the State of Florida (Florida Department of State document number L25000257889), was formed on June 2, 2025, and has all requisite limited liability company power and authority to own, lease and operate its properties and assets and to carry on the Business as currently conducted and as currently proposed to be conducted. Seller is a limited liability company duly organized, validly existing and in active status under the Laws of the State of Florida and has all requisite limited liability company power and authority to own the Membership Interests and the Owned Real Property and to carry on its business as currently conducted. Each Owner Entity is duly organized, validly existing and in good standing (or active status, as applicable) under the Laws of its jurisdiction of organization. Each of the Company and Seller is duly qualified to do business and is in good standing in each jurisdiction (including the State of Arkansas) in which the ownership or operation of its properties and assets or the conduct of its business requires such qualification. True and complete copies of the Organizational Documents of the Company (including the operating agreement of the Company effective as of July 13, 2026), Seller and each Owner Entity have been made available to Buyer, and each is in full force and effect. Neither the Company nor Seller is in violation of its Organizational Documents.

Section 3.2 Authority; Enforceability. Each of Seller and the Company has all requisite limited liability company power and authority, and each Owner Party has all requisite power, authority and legal capacity, to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each of Seller, the Company and each Owner Party of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all requisite limited liability company, corporate or other action on the part of such Person, including, in the case of Seller, the unanimous approval or consent of its members to the extent required by its Organizational Documents. This Agreement has been, and each other Transaction Document to which Seller, the Company or any Owner Party is a party will at or prior to the Closing be, duly executed and delivered by such Person, and (assuming due authorization, execution and delivery by the other parties hereto and thereto) constitutes, or will constitute, the legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally and to general principles of equity.

Section 3.3 Capitalization; Title to Membership Interests.

(a) Seller is the sole member of the Company and is the sole record and beneficial owner of, and has good and valid title to, one hundred percent (100%) of the Membership Interests, free and clear of all Liens other than restrictions on transfer arising under applicable securities Laws. The Membership Interests constitute all of the issued and outstanding equity interests of the Company, have been duly authorized and validly issued in compliance with all applicable Laws and the Organizational Documents of the Company, and were not issued in violation of any preemptive right, right of first refusal or similar right. Effective as of the operating agreement of the Company dated as of July 13, 2026, Energy holds no membership interest or other equity interest in the Company, and Energy has no claim, right or entitlement of any kind in respect of any equity interest in the Company.

(b) There are no outstanding (i) options, warrants, calls, puts, rights of conversion or exchange, profits interests, phantom equity, equity appreciation rights, subscriptions, preemptive rights, rights of first refusal or first offer, tag-along, drag-along or other rights, Contracts or commitments of any kind obligating the Company or Seller to issue, sell, transfer, redeem, repurchase or otherwise acquire any equity interest of the Company, (ii) securities convertible into or exchangeable for any equity interest of the Company, or (iii) voting trusts, proxies, member agreements or other Contracts with respect to the voting, transfer or distribution rights of the Membership Interests, in each case other than this Agreement and the Organizational Documents of the Company. The capital contribution of Seller reflected on Schedule A to the operating agreement of the Company is $[●] 2

(c) The direct and indirect ownership of Seller, through the Owner Entities and up to and including the Ultimate Beneficial Owners, is as set forth on Schedule A, and Schedule A is true, correct and complete. Upon delivery of the Assignment Agreement at the Closing against payment of the Closing Consideration, Buyer will acquire good and valid title to one hundred percent (100%) of the Membership Interests, free and clear of all Liens other than restrictions on transfer arising under applicable securities Laws, and will be duly admitted as the sole member of the Company.

Section 3.4 No Subsidiaries. The Company does not own, and has never owned, directly or indirectly, any equity interest in any other Person, and the Company is not a party to any Contract to acquire any such interest or to make any investment in or capital contribution or advance to any Person.

Section 3.5 No Conflicts; Consents. The execution, delivery and performance by each of Seller, the Company and each Owner Party of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of any provision of the Organizational Documents of the Company, Seller or any Owner Entity; (b) conflict with or result in a violation or breach of any Law or Order applicable to the Company, Seller or any Owner Party; (c) require any consent, notice, waiver or other action by any Person under, conflict with, result in a violation or breach of, constitute a default (or an event that, with or without notice or lapse of time or both, would constitute a default) under, result in the acceleration of, or create in any Person the right to accelerate, terminate, modify or cancel, any Contract to which the Company or Seller is a party or by which the Company, Seller, the Membership Interests, the Required Assets or the Owned Real Property is bound (including the Entergy Agreement, the other Power Contracts, the Land Contract and the Contracts underlying the Company Intellectual Property); or (d) result in the creation or imposition of any Lien (other than Permitted Liens) on the Membership Interests, the Required Assets, the Owned Real Property or any other asset of the Company; except, in the case of clauses (b) and (c), for the consents, notices and filings set forth on Schedule 3.5 (including any consent of Entergy required in connection with the Required Asset Transfers). No consent, approval, Permit, Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Company, Seller or any Owner Party in connection with the execution, delivery and performance of this Agreement and the other Transaction Documents or the consummation of the transactions contemplated hereby and thereby, except as set forth on Schedule 3.5.

[2]	[NTD: Sellers to supply the completed capital-contribution figure].

Section 3.6 Financial Statements; Books and Records. Since its formation, the Company has conducted minimal business activity and has not prepared or maintained financial statements. Accordingly, no representation or warranty is made herein as to the existence, completeness or accuracy of any balance sheet, income statement or other financial statement of the Company, and as used in this Agreement, “Financial Statements” means such financial statements of the Company as exist as of the date hereof, and “Balance Sheet Date” means [March 31], 2026. The books and records of the Company are true, correct and complete in all material respects, have been maintained in accordance with sound business practices, and accurately reflect all meetings and consents of the member and managers of the Company. The Company has no bank accounts, safe deposit boxes or powers of attorney other than as set forth on Schedule 3.6.

Section 3.7 No Indebtedness; No Payables; No Undisclosed Liabilities. The Company has no Indebtedness and no Payables, other than (a) Payables incurred in the ordinary course of business since the Balance Sheet Date that are set forth on Schedule 3.7 and that will be paid and discharged in full at or prior to the Closing, and (b) executory obligations arising after the Closing under the Contracts set forth on Schedule 3.14 (none of which relates to any breach, default or failure to perform occurring at or prior to the Closing). As of the Closing, the Company will have no Indebtedness, no Payables and no outstanding guaranty, keepwell, surety, letter-of-credit reimbursement or similar obligation of any kind. The Company has no Liabilities of any kind, whether or not required to be disclosed on a balance sheet prepared in accordance with GAAP, other than (i) Liabilities reflected or reserved against in the Financial Statements, (ii) the Payables described in clause (a) above, and (iii) the executory obligations described in clause (b) above.

Section 3.8 Absence of Certain Changes. Since the Balance Sheet Date: (a) the Company has conducted the Business only in the ordinary course of business consistent with past practice; (b) there has not been any event, occurrence, fact, condition, circumstance, change or effect that has had, or would reasonably be expected to have, a Material Adverse Effect; and (c) the Company has not taken any action that, if taken after the Execution Date without Buyer’s consent, would constitute a breach of Section 5.1.

Section 3.9 Litigation.

(a) There is no Action pending or, to the Knowledge of Seller, the Company or any Owner Party, threatened (i) against or affecting the Company, the Business, the Membership Interests, the Required Assets, the Owned Real Property, the Land Contract Property or the Site, (ii) against or affecting Seller, any Owner Entity or any Ultimate Beneficial Owner that relates to, or would reasonably be expected to affect, the Company, the Business, the Membership Interests, the Required Assets, the Owned Real Property or the transactions contemplated hereby, or (iii) that challenges, or would reasonably be expected to prevent, materially delay or materially impair, the consummation of the transactions contemplated by this Agreement or the other Transaction Documents. There is no outstanding Order to which the Company, Seller, any Owner Entity or any Ultimate Beneficial Owner, or any of the assets of the Company (including the Required Assets and the Owned Real Property), is subject. Each Owner Party, severally and not jointly and solely as to itself, represents and warrants that there is no Action pending or, to the Knowledge of such Owner Party, threatened against such Owner Party that relates to the Company, the Business, the Membership Interests, the Required Assets, the Owned Real Property or the transactions contemplated hereby, and that such Owner Party is not subject to any such Order.

(b) None of the Company, Seller, any Owner Entity or, to the Knowledge of Seller and each Owner Party, any Ultimate Beneficial Owner (i) has filed any voluntary petition in bankruptcy or been adjudicated bankrupt or insolvent, (ii) has filed any petition or answer seeking any reorganization, liquidation, dissolution or similar relief under any federal or state bankruptcy, insolvency or other debtor-relief Law, or (iii) has sought, consented to or acquiesced in the appointment of any trustee, receiver, conservator or liquidator of all or any substantial part of its properties, nor has any such proceeding been commenced against any of them by any other Person. Neither the execution of this Agreement nor the Closing requires the approval of any trustee in bankruptcy or any bankruptcy court.

Section 3.10 Compliance with Laws; Permits. The Company is, and at all times since its formation has been, and, with respect to the Business, the Required Assets, the Owned Real Property and the Site, Seller is, and at all times has been, in compliance in all material respects with all applicable Laws. Neither the Company nor Seller has received any written notice from any Governmental Authority of any actual or alleged violation of, or failure to comply with, any applicable Law with respect to the Company, the Business, the Required Assets, the Owned Real Property or the Site. Schedule 3.10 sets forth all Permits held by the Company or held by Seller with respect to the Business, the Required Assets, the Owned Real Property or the Site, each of which is valid and in full force and effect; such Permits constitute all Permits necessary for the ownership and operation of the Business and the Required Assets as currently conducted and as currently proposed to be conducted; and no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, non-renewal, cancellation or material adverse modification of any such Permit.

Section 3.11 Environmental Matters.

(a) Each of the Company and, with respect to the Owned Real Property, the Site and the Business, Seller is, and at all times has been, in compliance in all material respects with all Environmental Laws, and holds and is in compliance with all Environmental Permits required for the ownership, occupancy and operation of the Owned Real Property, the Existing Building and the Business, each of which is listed on Schedule 3.11 and is in full force and effect.

(b) There has been no release, discharge, spill, emission, disposal, migration or threatened release of any Hazardous Substance at, on, under, to or from the Owned Real Property, the Land Contract Property, the Site or any other real property currently or formerly owned, leased, occupied or operated by the Company or, in connection with the Business, Seller, in each case in a manner that has given or would reasonably be expected to give rise to any Liability, investigation, remediation or corrective-action obligation under any Environmental Law.

(c) Neither the Company nor Seller has received any written notice, report, Order, directive, claim or demand alleging any actual or potential violation of, failure to comply with, or Liability under, any Environmental Law with respect to the Owned Real Property, the Land Contract Property, the Site or the Business, and there is no Action pending or, to the Knowledge of Seller or the Company, threatened under any Environmental Law with respect to any of the foregoing.

(d) There are no (i) underground or aboveground storage tanks, (ii) landfills, surface impoundments or waste-disposal areas, (iii) friable asbestos or asbestos-containing materials, (iv) equipment or materials containing polychlorinated biphenyls, or (v) conditions involving mold, radon or lead-based paint requiring abatement under Environmental Law, in each case located at, on or under the Owned Real Property or, to the Knowledge of Seller or the Company, the Land Contract Property, except as set forth on Schedule 3.11. All immersion-cooling, dielectric, battery and similar fluids and materials used at the Site have been stored, used, handled and disposed of in compliance in all material respects with Environmental Law.

(e) Neither the Company nor, in connection with the Business, Seller has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or released any Hazardous Substance at or to any off-site location in a manner that has given or would reasonably be expected to give rise to Liability under any Environmental Law.

(f) Neither the Company nor Seller has assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to, by Contract or operation of Law, any Liability of any other Person arising under Environmental Law.

(g) Seller and the Company have made available, or shall make available, to Buyer true and complete copies of all environmental site assessments (including any Phase I or Phase II reports), audits, investigations, sampling data, compliance reports and other material environmental documents in their possession or reasonable control relating to the Owned Real Property, the Land Contract Property, the Site or the Business.

Section 3.12 Real Property.

(a) Seller has good, marketable and insurable fee simple title to the Owned Real Property (including the Existing Building), free and clear of all Liens other than Permitted Liens, pursuant to that certain Warranty Deed from Lerro Energy Group, LLC recorded April 30, 2025 in the real property records of Union County, Arkansas, and, at or prior to the Closing, will contribute, transfer and convey such title to the Company, free and clear of all Liens other than Permitted Liens, pursuant to the Real Property Contribution (as defined in Section 5.6). Except pursuant to the Real Property Contribution, there are no outstanding options, rights of first refusal, rights of first offer, purchase Contracts or other rights of any Person to acquire the Owned Real Property or any portion thereof or interest therein.

(b) The Land Contract is in full force and effect and constitutes the legal, valid and binding obligation of the Company (or, pending any assignment to the Company contemplated by Section 5.6, of Seller or its applicable Affiliate) and, to the Knowledge of Seller and the Company, of Lerro Energy Group, LLC, enforceable in accordance with its terms. Neither the Company nor, to the Knowledge of Seller and the Company, Lerro Energy Group, LLC is in breach of or default under the Land Contract, and no event has occurred that, with or without notice or lapse of time or both, would constitute such a breach or default or permit termination thereof. The Company has not waived any of its rights under the Land Contract, and the closing deadline thereunder is December 23, 2026. True and complete copies of the Land Contract have been made available to Buyer.

(c) Other than the Owned Real Property (which, upon consummation of the Real Property Contribution, will be owned by the Company) and the Company’s rights in the Land Contract Property under the Land Contract, neither the Company nor, with respect to the Business, Seller owns, leases, licenses, occupies or uses any real property, and no Person (other than Seller with respect to the Existing Building as contemplated by the Lease Agreement) has any right to use or occupy the Owned Real Property or any portion thereof.

(d) There is no pending or, to the Knowledge of Seller or the Company, threatened (i) condemnation, expropriation, eminent domain or similar proceeding affecting the Owned Real Property or the Land Contract Property, or (ii) proceeding to change or redefine the zoning classification of the Owned Real Property or the Land Contract Property. The current and contemplated use and occupancy of the Owned Real Property (including the operation of the Existing Building and the development of AI-compute infrastructure) comply, and following the Closing will comply, in all material respects with all applicable zoning, land-use, building and similar Laws and with all recorded covenants, easements and restrictions.

(e) All water, sewer, gas, electric, telephone, drainage and other utilities required for the current use and operation of the Owned Real Property are installed and operating, enter the Owned Real Property through adjoining public rights-of-way or valid recorded easements (including the 0.32-acre access and utility easement appurtenant to the Owned Real Property), and all installation, connection and capital-recovery charges with respect thereto have been paid in full. The Existing Building and all other improvements on the Owned Real Property are in good operating condition and repair, ordinary wear and tear excepted, and there has been no unrepaired damage thereto by fire or other casualty.

Section 3.13 Power and Utility Matters.

(a) Schedule 3.13 sets forth a true and complete list of all Power Contracts, and true and complete copies of each Power Contract (including the Entergy Agreement and all amendments, riders, rate schedules, deposits and credit-support arrangements relating thereto) have been made available to Buyer. Other than the Power Contracts, neither the Company nor Seller is a party to or bound by any Contract relating to the supply, purchase, transmission, distribution, interconnection or curtailment of electric power with respect to the Site.

(b) The Entergy Agreement is in full force and effect and constitutes the legal, valid and binding obligation of Seller (and, upon consummation of the Entergy Assignment, will constitute the legal, valid and binding obligation of the Company) and, to the Knowledge of Seller and the Company, of Entergy, enforceable in accordance with its terms. The Entergy Agreement provides for electric service to the Site of up to 8,000 kVA (approximately 8.0 MW) under Entergy Rate Schedule LPHLDS VAR 4 on an interruptible-service basis, renews annually in June, and was most recently renewed in June 2026 for a current term running through approximately June 2027. The deposit of $843,289 required under the Entergy Agreement has been paid in full and is current. Neither Seller nor the Company is, and to the Knowledge of Seller and the Company, Entergy is not, in breach of or default under any Power Contract, and no event has occurred that, with or without notice or lapse of time or both, would constitute such a breach or default. Schedule 3.13 sets forth the energization and service-commencement status of the electric service under the Entergy Agreement as of the Execution Date, and a true and complete description of all deposits and credit support posted thereunder.

(c) Except as disclosed on Schedule 3.13(c), neither Seller nor the Company has received any written notice from Entergy or any other Person of (i) any actual or proposed termination, suspension, curtailment, interruption or reduction of service under any Power Contract which are active as of the date hereof, (ii) any actual or proposed increase in rates, charges, deposits or credit-support requirements under any Power Contract (other than generally applicable tariff changes), or (iii) any breach of, default under or dispute with respect to any Power Contract, and, to the Knowledge of Seller and the Company, no such action is threatened or contemplated.

(d) The Power Access Agreement is in full force and effect and constitutes the legal, valid and binding obligation of Seller and the Company, enforceable in accordance with its terms; neither Seller nor the Company is in breach of or default thereunder; and the Power Access Rights (as defined therein) granted to the Company thereunder are irrevocable through the Current Term Expiration (as defined therein) and, pursuant to Section 2.4 thereof, survive the change in ownership of the Company effected by the transactions contemplated hereby. Upon consummation of the Entergy Assignment, the Company will be the account holder and customer of record under the Entergy Agreement, and all consents, name-change agreements and approvals of Entergy or any other Person required in connection therewith are set forth on Schedule 3.5. As of the Closing, the full contracted capacity of up to 8,000 kVA (approximately 8.0 MW) under the Entergy Agreement will be fully operational, energized and available at the Site.

(e) Except as set forth on Schedule 3.13, no interconnection request, service-extension request or capacity application relating to the Site (including any request under or with respect to Entergy Rate Schedule LPHLDS) has been submitted to, is pending before, or has been denied, withdrawn or reduced by, Entergy or any other utility, transmission provider or regional transmission organization. No Person other than the Company and Seller (in Seller’s capacity as rate-payer of record and operator during the Mining Period under, and as defined in, the Power Access Agreement, and thereafter solely as expressly permitted under the Power Access Agreement and the Lease Agreement) has any right or entitlement to any portion of the capacity contracted under the Power Contracts.

(f) Neither the Company nor Seller (i) is a “public utility” within the meaning of the Federal Power Act or an “electric utility” or similar regulated entity under the Laws of the State of Arkansas, (ii) is subject to regulation by the Federal Energy Regulatory Commission or rate, financial or organizational regulation by the Arkansas Public Service Commission, or (iii) requires any approval of the Federal Energy Regulatory Commission, the Arkansas Public Service Commission or any similar Governmental Authority to consummate the transactions contemplated hereby. The Company has not generated, sold or resold any electric energy, capacity or ancillary services.

Section 3.14 Material Contracts. Schedule 3.14 sets forth a true and complete list of every Contract to which the Company is a party or by which the Company, the Business, the Membership Interests, the Required Assets or the Owned Real Property is bound (collectively, the “Material Contracts”), including the Power Contracts, the Land Contract, all hosting, colocation, service and supply Contracts, and all Contracts with Seller, Energy, any Owner Party or any Affiliate of any of the foregoing. True and complete copies of all Material Contracts (or, in the case of oral Contracts, written summaries thereof) have been made available to Buyer. Each Material Contract is in full force and effect and constitutes the legal, valid and binding obligation of the Company (or Seller, as applicable) and, to the Knowledge of Seller and the Company, of each other party thereto, enforceable in accordance with its terms. None of the Company, Seller or, to the Knowledge of Seller and the Company, any other party thereto is in breach of or default under any Material Contract, no event has occurred that, with or without notice or lapse of time or both, would constitute such a breach or default, and neither the Company nor Seller has received or delivered any written notice of termination, cancellation, non-renewal, force majeure or material dispute with respect to any Material Contract. There are no side letters, side agreements or similar arrangements modifying any Material Contract that have not been made available to Buyer.

Section 3.15 Intellectual Property.

(a) The Company does not own, and is not the applicant or registrant of record for, any registered or applied-for Intellectual Property. All Intellectual Property relating to the immersion-tank cooling system (including U.S. provisional patent application No. 63/650,545, U.S. utility patent application No. 19/215,656, U.S. design patent application No. 29/954,088 and issued U.S. design patent No. D1,129,623 S), together with all rights and obligations under the Asset Purchase Agreement, dated June 10, 2024, between Kelly Ballew and Seller (including the royalty obligation in favor of Kelly Ballew thereunder), constitutes Excluded Assets, and, as of the Closing, the Company will have no right, title or interest in or to, and no Liability with respect to, any of the foregoing.

(b) The Company owns, or has valid and enforceable rights to use, all Intellectual Property used in or necessary for the conduct of the Business as currently conducted. The conduct of the Business does not infringe, misappropriate or otherwise violate, and has not infringed, misappropriated or otherwise violated, the Intellectual Property of any Person, and there is no Action pending or, to the Knowledge of Seller and the Company, threatened alleging any of the foregoing. Seller and the Company have taken commercially reasonable measures to protect the confidentiality of all trade secrets and know-how used in the Business.

Section 3.16 Tax Matters. (a) The Company is, and at all times since its formation has been, classified as an entity disregarded as separate from Seller for U.S. federal (and applicable state and local) income tax purposes, and no election has been filed to treat the Company as an association taxable as a corporation; (b) all Tax Returns required to be filed by or with respect to the Company or its assets or operations have been duly and timely filed, and all such Tax Returns are true, correct and complete in all material respects; (c) all Taxes due and payable by or with respect to the Company or its assets or operations (whether or not shown on any Tax Return) have been fully and timely paid, and the Company has withheld and paid over to the appropriate Governmental Authority all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any member, employee, independent contractor, creditor or other Person; (d) there are no Liens for Taxes upon the Membership Interests or any asset of the Company other than Permitted Liens; (e) no audit, examination, claim, assessment, levy or administrative or judicial proceeding with respect to Taxes of or relating to the Company is pending, proposed in writing or, to the Knowledge of Seller and the Company, threatened, and no claim has ever been made in writing by a Governmental Authority in a jurisdiction where Tax Returns with respect to the Company are not filed that the Company or Seller is or may be subject to taxation by that jurisdiction with respect to the Company; (f) the Company is not a party to or bound by any Tax allocation, sharing, indemnity or similar agreement or arrangement (other than customary commercial Contracts not primarily related to Taxes); (g) Seller is a “United States person” within the meaning of Section 7701(a)(30) of the Code; and (h) the Company has not deferred any Taxes or claimed any Tax credit or incentive that could result in a claw-back, recapture or similar Liability after the Closing.

Section 3.17 Employees; Benefit Plans. The Company has never had any employees, and no individual has ever been treated as an employee of the Company for any purpose. The Company does not maintain, sponsor, contribute to or have any Liability (contingent or otherwise) with respect to any employee benefit plan (including any “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended), or any bonus, incentive, deferred-compensation, severance, retention, change-of-control or similar plan, program, policy, agreement or arrangement. The Company has never paid or incurred any Liability in respect of wages within the meaning of Section 3401(a) of the Code. Schedule 3.17 sets forth each independent contractor or consultant currently engaged by the Company; each such Person has been properly classified as an independent contractor, and no such Person is entitled to any severance, notice or other payment as a result of the transactions contemplated hereby.

Section 3.18 Insurance. Schedule 3.18 sets forth a true and complete list of all insurance policies maintained by or for the benefit of the Company or covering the Business, the Owned Real Property, the Existing Building or the Required Assets, including policy types, insurers, policy numbers, coverage limits and expiration dates. All such policies are in full force and effect, all premiums due thereon have been paid, and neither the Company nor Seller has received any written notice of cancellation, non-renewal or material premium increase with respect thereto. There are no pending claims under any such policy, and no insurer has denied or disputed coverage of any claim.

Section 3.19 Related-Party Arrangements.Schedule 3.19 sets forth a true and complete list of (a) all Contracts, transactions, arrangements, understandings, Indebtedness and Payables between the Company, on the one hand, and Seller, Energy, any Owner Party, any Affiliate of any of the foregoing, or any officer, manager, director or family member of any of the foregoing, on the other hand, and (b) all direct or indirect interests of any of the foregoing Persons in any asset, property or right used in or necessary to the Business (including the Owned Real Property, the Required Assets and the Excluded Assets). Except as set forth on Schedule 3.19, each item described in clause (a) will be terminated, and each amount thereunder paid, discharged and released, at or prior to the Closing without any continuing Liability to the Company, other than the Transaction Documents, the Power Access Agreement, any contribution agreement or other instrument pursuant to which the Company acquired any Required Asset and the Contracts identified on Schedule 3.19 as surviving the Closing. Each Owner Party, severally and not jointly and solely as to itself, represents and warrants that, except as set forth on Schedule 3.19, such Owner Party (i) is not, and no Affiliate or immediate family member of such Owner Party is, an officer, director, employee or consultant of Buyer or any of its Affiliates, and (ii) holds no direct or indirect interest in Buyer or any of its Affiliates (other than, if applicable, shares of Buyer’s capital stock acquired in open-market transactions or to be received pursuant to the Transaction Documents). Schedule 3.19 discloses that Jeffery Harris, an indirect owner of Seller and a member of Energy, serves as the Chief Technology Officer of Buyer. The Parties acknowledge that the transactions contemplated hereby have been reviewed and approved by the board of directors of Buyer (or a committee of disinterested directors thereof) with such interest disclosed.

Section 3.20 Digital Asset Operations; Excluded Assets.Schedule 3.20 sets forth a true and complete list of the Excluded Assets, including all digital-asset mining machines and mining-specific equipment located at the Site (whether owned by the Company, Seller or any Affiliate thereof), all digital-asset wallets, exchange accounts, custody accounts and mining-pool accounts of or held for the benefit of the Company, and all Contracts of the Company constituting Excluded Assets. At or prior to the Closing, the Excluded Assets will have been distributed, transferred or assigned to Seller (or its designee) in accordance with Section 5.7, and, as of the Closing: (a) the Company will hold no digital assets, digital-asset wallets, private keys, seed phrases, exchange accounts, custody accounts or mining-pool accounts, and all balances therein will have been swept to accounts of Seller or its designee; (b) the Company will have no Liability arising out of or relating to the Excluded Assets or the digital-asset mining operations conducted at the Site at or prior to the Closing, all of which Liabilities have been assumed by Seller; and (c) no Person will have any claim against the Company arising out of or relating to the Excluded Assets or such operations. Following the Closing, all digital-asset mining operations at the Site will be conducted solely by Seller, as tenant under the Lease Agreement and in accordance with the Power Access Agreement, for Seller’s own account and at Seller’s sole cost, risk and Liability.

Section 3.21 Brokers. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finder’s fee, financial-advisory fee or other similar fee or commission in connection with the transactions contemplated by this Agreement or the other Transaction Documents based upon arrangements made by or on behalf of the Company, Seller or any Owner Party.

Section 3.22 Securities Matters. Seller, and each Owner Party severally and not jointly and solely as to itself, represents and warrants that: (a) such Person is an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act; (b) such Person is acquiring (or, in the case of the Owner Parties, may indirectly receive) the shares of Series A Preferred Stock and Milestone Preferred Stock (and any Common Stock issuable upon conversion thereof) for investment for such Person’s own account and not with a view to, or for resale in connection with, any distribution thereof in violation of the Securities Act; (c) such Person understands that such shares have not been registered under the Securities Act or any state securities Laws, are being issued in reliance upon exemptions therefrom (including Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D), constitute “restricted securities” under Rule 144, and may not be offered, sold, transferred or otherwise disposed of except pursuant to an effective registration statement or an available exemption from registration; (d) neither such Person nor any of its directors, executive officers, managers, general partners, managing members or beneficial owners of twenty percent (20%) or more of its outstanding voting equity is subject to any “bad actor” disqualifying event described in Rule 506(d)(1) under the Securities Act; (e) such Person has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in Buyer, has had access to Buyer’s filings with the SEC, and has had the opportunity to ask questions of and receive answers from Buyer; (f) no shares were offered to such Person by any form of general solicitation or general advertising; and (g) such Person acknowledges that Buyer is a public reporting company, that information concerning the transactions contemplated hereby may constitute material non-public information under the federal securities Laws, and that such Person is subject to the trading and communication restrictions set forth in Section 5.14. Seller further represents and warrants that it will not distribute, dividend or otherwise transfer any shares received hereunder to any member or other Person except in compliance with the Securities Act and applicable state securities Laws.

Section 3.23 Solvency. Seller is not entering into this Agreement or the other Transaction Documents with the intent to hinder, delay or defraud any present or future creditor. Immediately after giving effect to the Closing (including the distribution of the Excluded Assets and any distribution of the Consideration by Seller), Seller will be solvent, will be able to pay its debts as they become due, and will have assets (calculated at fair value) that exceed its liabilities.

Section 3.24 Full Disclosure. The documents and materials made available to Buyer by or on behalf of Seller, the Company and the Owner Parties in the electronic data room or otherwise in connection with the transactions contemplated hereby are true, correct and complete copies of the documents they purport to be, have not been intentionally altered or redacted in any manner that would make them misleading in any material respect, and to the Knowledge of Seller, include all documents responsive to Buyer’s due diligence requests that are in the possession or reasonable control of Seller, the Company or any Owner Party. No representation or warranty of Seller, the Company or any Owner Party in this Agreement, and no statement contained in the Disclosure Schedules or in any certificate delivered pursuant hereto, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller, as of the Execution Date and as of the Closing Date, as follows:

Section 4.1 Organization; Good Standing. Buyer is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted.

Section 4.2 Authority; Enforceability. Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by the board of directors of Buyer, and no other corporate proceedings on the part of Buyer are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby, other than, if and to the extent required by Nasdaq Listing Rule 5635, the stockholder approval described in Section 2.3. This Agreement has been, and each other Transaction Document to which Buyer is a party will at or prior to the Closing be, duly executed and delivered by Buyer and (assuming due authorization, execution and delivery by the other parties hereto and thereto) constitutes, or will constitute, the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally and to general principles of equity.

Section 4.3 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, except as set forth in Schedule 4.3, do not and will not: (a) conflict with or result in a violation or breach of any provision of the certificate of incorporation or bylaws of Buyer; (b) conflict with or result in a violation or breach of any Law or Order applicable to Buyer; or (c) require any consent, notice or other action by any Person under, or constitute a default under, any material Contract to which Buyer is a party, except, in the cases of clauses (b) and (c), (i) the filing of the Certificate of Designation with the Secretary of State of the State of Delaware, (ii) any filings required under the Exchange Act or the rules of The Nasdaq Stock Market LLC (including a listing of additional shares notification and, if required, the stockholder approval described in Section 2.3), (iii) any filings required under applicable federal or state securities Laws, and (iv) such other consents, notices or filings the failure of which to obtain or make would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby.

Section 4.4 Capitalization; Valid Issuance. Upon the filing of the Certificate of Designation with the Secretary of State of the State of Delaware, the shares of Series A Preferred Stock (including the shares of Milestone Preferred Stock) issuable pursuant to this Agreement will have been duly authorized and, when issued and delivered in accordance with this Agreement will be validly issued, fully paid and nonassessable, free and clear of all Liens other than restrictions on transfer arising under applicable securities Laws, and not subject to any preemptive or similar rights. The shares of Common Stock issuable upon conversion of the Series A Preferred Stock and the Milestone Preferred Stock have been, or prior to the Closing will be, duly reserved for issuance and, when issued upon conversion in accordance with the Certificate of Designation, will be validly issued, fully paid and nonassessable.

Section 4.5 SEC Reports; Nasdaq Listing. Buyer has filed or furnished all reports, schedules, forms, statements and other documents required to be filed or furnished by it with the SEC under the Exchange Act since April 24, 2026, and each such report, as of its filing date (or, if amended, as of the date of such amendment), complied in all material respects with the applicable requirements of the Exchange Act. The Common Stock is listed on The Nasdaq Global Market, and Buyer has not received any written notice of delisting or of material noncompliance with the listing requirements of The Nasdaq Stock Market LLC that remains unresolved. Buyer has filed all reports required to be filed by it under Section 13(a) or 15(d) of the Exchange Act during the twelve (12) months preceding the Execution Date (or such shorter period as Buyer was required to file such reports), and Buyer satisfies the current public information requirements of Rule 144(c)(1) under the Securities Act. Buyer shall timely file (or obtain a valid extension of the time for filing of, and file within the applicable extension period) all reports required to be filed by it under the Exchange Act for so long as any shares of Series A Preferred Stock remain outstanding.

Section 4.6 Litigation. There is no Action pending or, to the Knowledge of Buyer, threatened against Buyer that challenges, or would reasonably be expected to prevent, materially delay or materially impair, the consummation of the transactions contemplated by this Agreement or the other Transaction Documents.

Section 4.7 Brokers. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finder’s fee, financial-advisory fee or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

Section 4.8 Independent Investigation. Buyer acknowledges that it has conducted its own independent investigation, review and analysis of the Company, the Business and the Required Assets, and that, in making its determination to enter into this Agreement and consummate the transactions contemplated hereby, Buyer has relied solely upon the results of such investigation and the representations and warranties of Seller, the Company and the Owner Parties expressly set forth in Article III (as modified by the Disclosure Schedules) and in the certificates delivered pursuant hereto. Except for such express representations and warranties, Buyer acknowledges that none of Seller, the Company, the Owner Parties or any other Person makes or has made any representation or warranty, express or implied, as to the Company, the Business, the Required Assets or the accuracy or completeness of any information provided to Buyer; provided, that nothing in this Section 4.8 shall limit or modify any representation or warranty expressly set forth in this Agreement or in any certificate delivered pursuant hereto, Buyer’s right to rely thereon (subject to Section 8.4(g)), or any claim based on Fraud.

ARTICLE V

COVENANTS

Section 5.1 Conduct of the Business Pending the Closing. From the Execution Date until the earlier of the Closing and the termination of this Agreement in accordance with Article VII (the “Interim Period”), except as expressly required by this Agreement (including the Required Asset Transfers and the distribution of the Excluded Assets) or consented to in writing by Buyer, Seller and the Company shall (x) conduct the Business only in the ordinary course of business consistent with past practice, (y) use commercially reasonable efforts to preserve intact the Business, the Required Assets, the Owned Real Property and the Company’s relationships with Entergy, Lerro Energy Group, LLC and other material business relations, and (z) cause the Company not to:

(a) issue, sell, transfer, pledge, encumber, redeem or repurchase any equity interest of the Company, or grant any option, warrant, profits interest or other right to acquire any such interest, or amend its Organizational Documents;

(b) sell, lease, license, abandon, encumber or otherwise dispose of any asset of the Company (including any Required Asset), other than the distribution of the Excluded Assets in accordance with Section 5.7;

(c) incur, assume, guarantee or otherwise become liable for any Indebtedness, or incur any Payables other than in the ordinary course of business consistent with past practice and in amounts that will be paid in full at or prior to the Closing;

(d) enter into, amend, modify, waive any right under, terminate or fail to renew any Material Contract (including any Power Contract or the Land Contract), or enter into any Contract that would be a Material Contract if in effect on the Execution Date;

(e) make, or commit to make, any capital expenditure in excess of $[25,000] individually or $[50,000] in the aggregate;

(f) make any distribution of cash or property to Seller or any Affiliate thereof (other than the distribution of the Excluded Assets in accordance with Section 5.7), or make any loan or advance to, or enter into any transaction with, Seller, Energy, any Owner Party or any Affiliate of any of the foregoing;

(g) hire any employee, engage any consultant or independent contractor other than in the ordinary course of business, or adopt or incur any Liability under any benefit or compensation plan, program or arrangement;

(h) settle or compromise any Action, or waive, release or assign any material right or claim;

(i) change any Tax election, adopt or change any Tax accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim, surrender any right to a Tax refund, or take any action that would change the classification of the Company for income tax purposes;

(j) fail to maintain in full force and effect the insurance policies described in Section 3.18, the Permits described in Section 3.10 or the Environmental Permits described in Section 3.11;

(k) take, or fail to take, any action where such action or failure would reasonably be expected to result in the loss, termination, curtailment, reduction or impairment of the electric service or contracted capacity under any Power Contract, or of the Company’s rights under the Land Contract; or

(l) agree, commit or resolve to do any of the foregoing.

Section 5.2 Access; Due Diligence. During the Interim Period, Seller and the Company shall afford Buyer and its representatives reasonable access, during normal business hours and upon reasonable prior notice, to the properties (including the Owned Real Property and the Site, including for purposes of inspections, surveys, environmental assessments and title examinations), books, records, Contracts, Permits, personnel, accountants and advisors of the Company and, with respect to the Business, the Required Assets and the Owned Real Property, of Seller, and shall furnish Buyer and its representatives with all such information concerning the foregoing as Buyer may reasonably request, in each case in furtherance of Buyer’s continuing business, legal, financial, tax, real estate, environmental, intellectual property, power-supply and technical due diligence investigation (the “Due Diligence Investigation”). Except as provided in Section 8.4(g), no investigation by Buyer shall limit, modify or otherwise affect any representation or warranty of Seller, the Company or any Owner Party or Buyer’s right to rely thereon or to indemnification hereunder.

Section 5.3 Exclusivity. During the Interim Period, none of Seller, the Company or any Owner Party shall, and each shall cause its respective officers, managers, members, employees, Affiliates, agents, advisors and other representatives not to, directly or indirectly: (a) solicit, initiate, encourage, facilitate, entertain or respond to any inquiry, expression of interest, proposal or offer from any Person (other than Buyer and its representatives) relating to any acquisition, purchase, merger, recapitalization, investment in, or sale of any material portion of the membership interests or assets of the Company (including any Required Asset or the Owned Real Property), or any other transaction that would be inconsistent with, or would reasonably be expected to prevent, delay or impair, the transactions contemplated hereby (any of the foregoing, an “Alternative Transaction”); (b) furnish any non-public information to, or participate in any discussions or negotiations with, any Person in connection with any Alternative Transaction; or (c) enter into any Contract, arrangement or understanding with respect to any Alternative Transaction. Seller shall, and shall cause the Company and the Owner Parties to, promptly (and in any event within two (2) Business Days) notify Buyer in writing of any inquiry, proposal or offer relating to an Alternative Transaction received during the Interim Period, including the identity of the proposing Person and the material terms thereof.

Section 5.4 Notice of Certain Events; No Cure. During the Interim Period, Seller and the Company shall promptly notify Buyer within one (1) business day in writing of: (a) any fact, circumstance, event or action the existence, occurrence or taking of which (i) has had, or would reasonably be expected to have, a Material Adverse Effect, (ii) has resulted in, or would reasonably be expected to result in, any representation or warranty made by Seller, the Company or any Owner Party hereunder not being true and correct, or (iii) has resulted in, or would reasonably be expected to result in, the failure of any condition set forth in Article VI to be satisfied; (b) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby; (c) any notice or other communication from any Governmental Authority, Entergy or Lerro Energy Group, LLC in connection with, or affecting, the transactions contemplated hereby, the Power Contracts or the Land Contract; and (d) any Action commenced or, to the Knowledge of Seller or the Company, threatened that relates to the Company, the Business, the Required Assets, the Owned Real Property or the transactions contemplated hereby. No notice delivered pursuant to this Section 5.4, and no supplement or amendment to the Disclosure Schedules, shall be deemed to amend the Disclosure Schedules, cure any breach or inaccuracy of any representation or warranty, or limit any right or remedy of Buyer (including under Article VI, Article VII or Article VIII), unless expressly accepted in writing by Buyer.

Section 5.5 Efforts; Consents and Approvals. Upon the terms and subject to the conditions of this Agreement, each Party shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the transactions contemplated hereby as promptly as practicable, including using commercially reasonable efforts to obtain, prior to the Closing, all consents, approvals, waivers and notices set forth or required to be set forth on Schedule 3.5 (including the consent of, or a name-change or successor agreement with, Entergy in connection with the Required Asset Transfers and any consent of Lerro Energy Group, LLC required under the Land Contract). Seller shall bear the costs of obtaining all such consents from its and the Company’s counterparties.

Section 5.6 Required Asset Transfers. At or prior to the Closing, Seller shall, at its sole cost and expense, execute and deliver, and shall cause its Affiliates to execute and deliver, such assignments, bills of sale and other instruments, and shall take such other actions, as are necessary to cause each of the following to occur: (a) the contribution, transfer and conveyance to the Company of the Owned Real Property (including the Existing Building), free and clear of all Liens other than Permitted Liens, by deed in recordable form and pursuant to a contribution agreement in substantially the form attached hereto as Exhibit E and such other instruments as are in form and substance reasonably satisfactory to Buyer and any title company engaged by Buyer (the “Real Property Contribution”); (b) the holding of the Land Contract by, and its enforceability by, the Company, including, if the Land Contract or any rights thereunder are held by Seller or any Affiliate of Seller, the assignment thereof to the Company (together with any consent of Lerro Energy Group, LLC required in connection therewith); and (c) the maintenance in full force and effect, through the Closing, of the Power Access Agreement and the Entergy Agreement (collectively, the “Required Asset Transfers”). Following the Closing, Seller shall cooperate with, and use commercially reasonable best efforts to assist, Buyer and the Company in consummating the Entergy Assignment prior to the Current Term Expiration (as defined in the Power Access Agreement), in accordance with Section 11 of the Power Access Agreement, and the obligations of Seller under this sentence shall survive the Closing.

Section 5.7 Excluded Assets; Wallet Sweep. At or prior to the Closing, Seller shall cause the Company to distribute, transfer and assign to Seller (or its designee), and Seller (or such designee) shall accept and assume, all of the Excluded Assets and all Liabilities arising out of or relating to the Excluded Assets or the digital-asset mining operations conducted at the Site at or prior to the Closing, pursuant to instruments of transfer and assumption in form and substance reasonably satisfactory to Buyer. Without limiting the foregoing, at or prior to the Closing, Seller shall cause (a) all digital assets, balances, rewards and receivables held in any wallet, exchange account, custody account or mining-pool account of or for the benefit of the Company to be swept and transferred to accounts of Seller (or its designee), (b) all such wallets and accounts of the Company to be closed or transferred out of the name of the Company, and (c) all private keys and seed phrases relating thereto to be removed from the possession and control of the Company. From and after the Closing, Seller shall indemnify and hold harmless the Company and Buyer from and against all Liabilities arising out of or relating to the Excluded Assets and such operations, without regard to the limitations set forth in Section 8.4.

Section 5.8 Payoff of Indebtedness and Payables; Release of Liens. At or prior to the Closing, Seller shall cause (a) all Indebtedness of the Company to be paid, discharged and released in full, (b) all Payables of the Company to be paid and discharged in full, and (c) all Liens (other than Permitted Liens) on the Membership Interests, the Required Assets, the Owned Real Property or any other asset of the Company to be fully and unconditionally released and terminated of record, including by delivery of the payoff letters, releases and termination statements described in Section 2.5(h).

Section 5.9 Termination of Affiliate Arrangements.At or prior to the Closing, Seller shall cause each Contract, transaction, arrangement and understanding described in Section 3.19 (other than the Transaction Documents, the Power Access Agreement, any contribution agreement or other instrument pursuant to which the Company acquired any Required Asset and the Contracts identified on Schedule 3.19 as surviving the Closing) to be terminated, and all amounts owed thereunder to be paid, discharged and mutually released, in each case effective as of the Closing and without any continuing Liability to the Company or Buyer.

Section 5.10 Real Estate Matters. (a) Following the Closing, Buyer may obtain, at Buyer’s cost, a title commitment, ALTA or other survey, zoning report, a Phase I environmental site assessment (and, if recommended thereby, a Phase II environmental site assessment) and such other title, environmental and land-use diligence as Buyer may elect with respect to the Owned Real Property and the Land Contract Property, and Seller and the Company shall reasonably cooperate therewith (including by delivering customary owner’s affidavits and gap indemnities to the title company); (b) prior to Closing, Seller and Buyer shall negotiate in good faith and finalize the Lease Agreement, consistent with the terms described in the definition of “Lease Agreement” and otherwise on commercially reasonable terms, to be executed and delivered at the Closing (the Parties acknowledging that no form of Lease Agreement is attached to this Agreement and that the execution and delivery of the Lease Agreement is a condition to the Closing pursuant to Section 6.2(g) and Section 6.3(d)), and Seller shall consummate the Real Property Contribution at or prior to the Closing in accordance with Section 5.6; and (c) Seller shall not further encumber the Owned Real Property, and shall cause the Company not to amend, modify, waive any right under or terminate the Land Contract or the Power Access Agreement, in each case without Buyer’s prior written consent. The Parties acknowledge that the terms governing occupancy, real property taxes, insurance and Seller’s continued digital-asset mining operations at the Existing Building will be set forth in the Lease Agreement, that electric power usage, payment, metering and curtailment as between Seller and the Company are and will continue to be governed by the Power Access Agreement, and that none of such terms is set forth in this Agreement.

Section 5.11 Certificate of Designation; Nasdaq Matters. At or prior to the Closing, Buyer shall file the Certificate of Designation with the Secretary of State of the State of Delaware. Buyer shall (a) submit to The Nasdaq Stock Market LLC any required listing of additional shares notification with respect to the shares of Common Stock issuable upon conversion of the Series A Preferred Stock and the Milestone Preferred Stock, and (b) if and to the extent stockholder approval is required under Nasdaq Listing Rule 5635 with respect to any issuance contemplated by this Agreement, use commercially reasonable efforts to obtain such approval in accordance with Section 2.3, including by calling and holding a meeting of its stockholders (or soliciting written consents) and recommending such approval, it being understood that the cash-fallback mechanics described in Section 2.3 shall apply if such approval is not obtained within the period specified therein.

Section 5.12 Securities Law Matters. Prior to the Closing, Seller shall deliver, and shall cause each Owner Party (and each Ultimate Beneficial Owner receiving shares pursuant to Section 2.2(a), if applicable) to deliver, to Buyer a duly completed accredited investor questionnaire and Rule 506(d) “bad actor” certification as described in Section 2.5(o). Neither Seller nor any Owner Party shall offer, sell, transfer, pledge or otherwise dispose of any shares of Series A Preferred Stock, Milestone Preferred Stock or Common Stock received pursuant to the Transaction Documents except pursuant to an effective registration statement under the Securities Act or an available exemption from registration, and in compliance with applicable state securities Laws.

Section 5.13 Public Announcements; SEC Filings. The Parties acknowledge that Buyer is a public reporting company subject to the Exchange Act and the rules of The Nasdaq Stock Market LLC and that Buyer will (a) file one or more Current Reports on Form 8-K disclosing the execution of this Agreement and the Closing and attaching this Agreement (and, as applicable, the other Transaction Documents) as exhibits, and (b) issue one or more press releases regarding the transactions contemplated hereby. Buyer shall provide Seller a reasonable opportunity to review and comment on the portions of any such filing or press release that describe Seller, the Company, Energy or the Owner Parties, and shall consider any such comments in good faith; provided, that Buyer shall retain sole authority over the content and timing of its SEC filings and press releases to the extent Buyer determines, after consultation with counsel, that such content or timing is required or advisable under applicable Law or Nasdaq rules. Except as contemplated by the foregoing or as required by applicable Law, no Party shall issue any press release or make any public statement regarding this Agreement or the transactions contemplated hereby without the prior written consent of Buyer and Seller (not to be unreasonably withheld, conditioned or delayed).

Section 5.14 Confidentiality; Securities Law Acknowledgment. Each of Seller, the Company and each Owner Party shall, and shall cause its representatives to, hold in strict confidence all non-public information furnished to it by or on behalf of Buyer in connection with the transactions contemplated hereby, and shall use such information solely for the purpose of evaluating, negotiating and consummating such transactions, in each case on the terms set forth in Section 15 of the LOI, which is incorporated herein by reference and shall continue in full force and effect until the Closing (and, with respect to information concerning Buyer, thereafter). Each of Seller, the Company and each Owner Party acknowledges the restrictions on trading and tipping set forth in Section 15.2 of the LOI, agrees to be bound thereby as if fully restated herein, and acknowledges that information concerning this Agreement and the transactions contemplated hereby may constitute material non-public information under the federal securities Laws until publicly disclosed by Buyer.

Section 5.15 Restrictive Covenants.

(a) Confidential Information of the Company. From and after the Closing, Seller and each Owner Party shall, and shall cause their respective Affiliates and representatives to, hold in strict confidence and not use or disclose any confidential or proprietary information of or relating to the Company, the Business or the Required Assets, except (i) as required in connection with Seller’s performance under the Lease Agreement or the Milestone Schedule, (ii) to the extent such information becomes generally available to the public other than as a result of a breach of this Section 5.15(a), or (iii) as required by applicable Law (with prompt prior notice to Buyer to the extent legally permitted).

(b) Non-Solicitation. For a period of twelve (12) months following the Closing Date, Seller and each Owner Party shall not, and shall cause their respective Affiliates not to, directly or indirectly, (i) solicit for employment or engagement, hire or engage any employee, consultant or independent contractor of the Company or of Buyer with whom such Person had contact in connection with the transactions contemplated hereby (other than through general solicitations not directed at such Persons), or (ii) induce or attempt to induce any customer, supplier, utility (including Entergy), landowner (including Lerro Energy Group, LLC) or other business relation of the Company to cease doing business with, or materially reduce its business with, the Company or Buyer.

(c) Non-Competition. For a period of two (2) years following the Closing Date, Seller and each Owner Party shall not, and shall cause their respective Affiliates not to, directly or indirectly, own, manage, operate, participate in or provide services to any business engaged in the development, ownership or operation of AI-compute, high-performance-computing or data center hosting infrastructure within twenty-five (25) miles of the Site; provided, that nothing in this Section 5.15(c) shall restrict (i) Seller’s digital-asset mining operations conducted at the Existing Building pursuant to the Lease Agreement or otherwise, (ii) Energy’s activities in connection with the Milestone Schedule and the achievement of the Milestones, or (iii) the passive ownership of not more than two percent (2%) of the outstanding securities of any publicly traded company.

(d) Reasonableness; Blue Pencil. Seller and each Owner Party acknowledges that the covenants in this Section 5.15 are reasonable in scope and duration, are a material inducement to Buyer’s entry into this Agreement, and are necessary to protect the value of the Membership Interests and the Business being acquired by Buyer. If any covenant in this Section 5.15 is held to exceed the maximum scope, duration or geographic area enforceable under applicable Law, such covenant shall be reformed to the maximum scope, duration or area so enforceable.

Section 5.16 Resignations. Seller shall cause each officer, manager and director (or Person holding an equivalent position) of the Company to deliver at the Closing a written resignation and release in substantially the form attached hereto as Exhibit I, effective as of the Closing.

Section 5.17 Further Assurances. Following the Closing, each Party shall, and shall cause its Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions, as may be reasonably requested by any other Party to carry out the provisions of this Agreement and the other Transaction Documents and to give effect to the transactions contemplated hereby and thereby, including any further actions necessary to complete or perfect the Required Asset Transfers or the removal of the Excluded Assets.

Section 5.18 Registration Rights.

(a) Registrable Securities. As used in this Section 5.18, “Registrable Securities” means (i) the shares of Common Stock issuable or issued upon conversion of the Series A Preferred Stock and the Milestone Preferred Stock (including any shares of Common Stock issued after the Closing upon conversion of additional shares of Series A Preferred Stock or Milestone Preferred Stock issued pursuant to this Agreement), and (ii) any other shares of Common Stock issued or issuable in respect of the securities referred to in clause (i) by way of stock dividend, stock split, combination, recapitalization, reclassification, merger, consolidation, exchange or similar event; provided, that a security shall cease to be a Registrable Security upon the earliest to occur of (A) its sale pursuant to an effective registration statement under the Securities Act, (B) its sale pursuant to Rule 144 under the Securities Act, or (C) such security becoming eligible for resale by the holder thereof without volume or manner-of-sale restrictions and without the need for Buyer to be in compliance with the current public information requirement under Rule 144(c)(1).

(b) [Reserved].

(c) Piggyback Registration. If, at any time, Buyer proposes to file a registration statement under the Securities Act with respect to an offering of Common Stock for its own account or for the account of any other Person (other than a registration statement on Form S-4 or Form S-8 or any successor forms thereto, or a registration statement filed solely in connection with an exchange offer, a dividend reinvestment plan or an employee benefit plan), Buyer shall give Seller and each other holder of Registrable Securities prompt written notice thereof and shall include in such registration statement all Registrable Securities that Seller or such other holder requests to be included by written notice delivered to Buyer within ten (10) days after Buyer’s notice, subject to customary underwriter cutback provisions; provided, that in the event of any such cutback in an underwritten offering, the Registrable Securities shall not be reduced or excluded on a basis less favorable to the holders thereof than any other securities held by any other selling stockholder (other than Buyer, in the case of a primary offering).

(d) Registration Procedures; Cooperation. In connection with any registration effected pursuant to this Section 5.18, Buyer shall, at its expense, (i) prepare and file such amendments and supplements as may be necessary to keep the applicable registration statement effective and to comply with the Securities Act, (ii) furnish to Seller and each other holder of Registrable Securities such number of copies of the prospectus, and any amendment or supplement thereto, as such Person may reasonably request, (iii) use commercially reasonable efforts to register or qualify the Registrable Securities under such state securities or “blue sky” Laws as Seller or any other holder may reasonably request, and (iv) otherwise use commercially reasonable efforts to facilitate the disposition of the Registrable Securities in accordance with the intended method of disposition thereof, in each case subject to Buyer’s right to require Seller and each other holder to furnish such information regarding the holder and the proposed distribution as Buyer may reasonably request for inclusion in the applicable registration statement.

(e) Registration Expenses. All fees and expenses incident to Buyer’s performance of or compliance with this Section 5.18, including all registration, filing and qualification fees, and fees and expenses of Buyer’s counsel and independent accountants (collectively, “Registration Expenses”), shall be borne by Buyer, whether or not any registration statement filed pursuant to this Section 5.18 becomes effective; provided, that Registration Expenses shall not include any underwriting discounts, selling commissions or transfer taxes applicable to the Registrable Securities sold by Seller or any other holder, which shall be borne by the selling holder.

(f) Suspension. Buyer may, by written notice to Seller and each other holder of Registrable Securities, suspend the use of any registration statement filed pursuant to this Section 5.18 for a reasonable period of time not to exceed forty five (45) consecutive days, and not to exceed ninety (90) days in the aggregate in any period of twelve (12) consecutive months, if Buyer’s board of directors determines in good faith that such registration or use would require premature disclosure of material non-public information that would not otherwise be required to be disclosed at such time or would materially interfere with a pending or proposed material financing, acquisition, disposition, merger or other significant corporate transaction. Buyer shall promptly notify Seller and each other holder of Registrable Securities upon the termination of any such suspension period and shall use commercially reasonable efforts to minimize the duration of any such suspension.

(g) Indemnification – Registerable Securities. (i) Buyer shall indemnify, defend and hold harmless Seller, each other holder of Registrable Securities, and their respective Affiliates, officers, directors, managers, employees and agents from and against all Losses arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in any registration statement, prospectus or other document filed pursuant to this Section 5.18, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except to the extent such untrue statement or omission is based upon information furnished in writing to Buyer by Seller or such other holder expressly for use therein. (ii) Seller shall indemnify, defend and hold harmless Buyer and its officers, directors and agents from and against all Losses arising out of or based upon any untrue statement or alleged untrue statement of a material fact, or omission or alleged omission of a material fact, contained in any registration statement, prospectus or other document filed pursuant to this Section 5.18, in each case to the extent such untrue statement or omission is based upon information furnished in writing by Seller expressly for use therein; provided, that Seller’s aggregate liability under this clause (ii) shall not exceed the net proceeds actually received by Seller from the sale of Registrable Securities pursuant to such registration statement.

(h) Rule 144; Legend Removal. From and after the Closing, Buyer shall timely file all reports required to be filed by it under the Exchange Act, and to take all other action reasonably necessary, so as to enable Seller and each other holder of Registrable Securities to sell Registrable Securities without registration under the Securities Act pursuant to the exemption provided by Rule 144. Upon the earlier of (i) the effectiveness of a registration statement covering the resale of any Registrable Securities and satisfaction of the prospectus delivery requirements in connection with a sale thereunder, or (ii) the eligibility of any Registrable Securities for resale without volume or manner-of-sale restrictions under Rule 144, Buyer shall, at its expense, cause its transfer agent to remove the restrictive legend from the applicable Registrable Securities within two (2) Business Days after Buyer’s receipt of a customary representation letter from the holder (and, if reasonably required by the transfer agent, a customary opinion of counsel, which Buyer shall cause its counsel to provide at Buyer’s expense).

Section 5.19 Post-Closing Environmental Assessment. Within sixty (60) days after the Closing Date, Buyer shall obtain, at Buyer’s sole cost and expense, a Phase I environmental site assessment of the Owned Real Property, prepared in accordance with ASTM E1527-21 by a reputable environmental consulting firm selected by Buyer, and Seller shall, and shall cause its Affiliates to, reasonably cooperate with Buyer and such firm in connection therewith (including by providing access to records, personnel and the Existing Building). If such Phase I environmental site assessment recommends a Phase II environmental site assessment, Buyer shall obtain, at Buyer’s sole cost and expense, and Seller shall, and shall cause its Affiliates to, reasonably cooperate with Buyer and such firm in connection therewith (including, but not limited to, by providing access to records, personnel and the Existing Building). If such Phase I or Phase II environmental site assessments identify any condition requiring investigation or remediation under any Environmental Law, then the documented, out-of-pocket costs of any further investigation and remediation shall be set off, dollar-for-dollar, against the $500,000 moving-expense payment payable by Buyer (or the Company) to Seller in connection with Seller’s vacatur of the Existing Building, as contemplated by the Lease Agreement, and Buyer (or the Company) shall be entitled to withhold and retain such costs from such payment as and when such costs are incurred. Nothing in this Section 5.19 shall limit any representation or warranty set forth in Section 3.11 or any rights of the Buyer Indemnified Parties under Article VIII.

ARTICLE VI

CONDITIONS TO CLOSING

Section 6.1 Conditions to Obligations of All Parties. The obligations of each Party to consummate the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions: (a) no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) that is in effect and has the effect of making the transactions contemplated hereby illegal or otherwise restraining, enjoining or prohibiting the consummation thereof; and (b) no Action shall be pending before any Governmental Authority seeking to restrain, enjoin or prohibit the consummation of the transactions contemplated hereby.

Section 6.2 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the Closing are subject to the satisfaction (or waiver by Buyer in writing), at or prior to the Closing, of each of the following conditions:

(a) Representations and Warranties. (i) The Fundamental Representations made by Seller, the Company and the Owner Parties shall be true and correct in all respects as of the Execution Date and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of a specified date, in which case as of such date), and (ii) each of the other representations and warranties of Seller, the Company and the Owner Parties contained in this Agreement shall be true and correct in all material respects (or, if qualified by materiality or Material Adverse Effect, in all respects) as of the Execution Date and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of a specified date, in which case as of such date);

(b) Covenants. Seller, the Company and each Owner Party shall have duly performed and complied in all material respects with all covenants, agreements and obligations required by this Agreement to be performed or complied with by such Person at or prior to the Closing;

(c) No Material Adverse Effect. Since the Execution Date, no Material Adverse Effect shall have occurred and no event, occurrence, fact, condition, circumstance, change or effect shall have occurred that would reasonably be expected to result in a Material Adverse Effect;

(d) Due Diligence. Buyer shall have completed the Due Diligence Investigation, and shall be satisfied, in its sole discretion, that the results thereof do not disclose any fact, circumstance or condition that, individually or in the aggregate, is materially adverse to the Company, the Business, the Required Assets or the Owned Real Property;

(e) Required Assets; Power. The Required Asset Transfers shall have been consummated, and each of the Owned Real Property (including the Existing Building) and the Land Contract shall be owned by and vested in the Company, free and clear of all Liens other than Permitted Liens; the Entergy Agreement shall be in full force and effect for a current term running through no earlier than June 2027, the deposit or bond in lieu of deposit thereunder shall be paid in full and current, and no notice of default, termination, curtailment, rate or deposit increase or non-renewal shall have been received thereunder; the Power Access Agreement shall be in full force and effect, no breach or default shall exist thereunder, and the Power Access Rights (as defined therein) shall be in full force and effect and enforceable by the Company from and after the Closing; and the full contracted capacity of up to 8,000 kVA (approximately 8.0 MW) under the Entergy Agreement shall be fully operational, energized and available at the Site;

(f) Real Estate. The Real Property Contribution shall have been consummated, and good, marketable and insurable fee simple title to the Owned Real Property (including the Existing Building) shall be vested in the Company, free and clear of all Liens other than Permitted Liens, and Buyer shall have received a title commitment, survey and zoning confirmation with respect to the Owned Real Property, in each case in form and substance reasonably satisfactory to Buyer, together with a commitment of the title company to issue an owner’s policy of title insurance, naming the Company as insured, subject only to Permitted Liens;

(g) Lease Agreement. The Lease Agreement shall have been negotiated, executed and delivered by Seller, in form and substance consistent with Section 5.10(b) and the definition of “Lease Agreement” and reasonably satisfactory to Buyer;

(h) [Reserved];

(i) Consents. Each consent, approval, waiver and notice set forth on Schedule 3.5 (including any consent required in connection with the Land Contract, but excluding the consent of Entergy to the Entergy Assignment, which is governed by Section 5.6) shall have been obtained or given and shall be in full force and effect;

(j) No Indebtedness or Payables; Lien Releases. Buyer shall have received (i) the payoff letters, releases and termination statements described in Section 2.5(h), and (ii) lien, judgment, bankruptcy, tax-lien and UCC searches with respect to the Company and Seller (in the State of Florida, the State of Ohio, the State of Arkansas and such other jurisdictions as Buyer may reasonably request), dated within thirty (30) days of the Closing Date, disclosing no Liens (other than Permitted Liens and Liens to be released at the Closing) and no matters inconsistent with the representations and warranties in Article III;

(k) [Reserved];

(l) Excluded Assets. The distribution, transfer and removal of the Excluded Assets, and the wallet sweep and account closures, in each case as described in Section 5.7, shall have been completed;

(m) Closing Deliverables. Seller and the Company shall have delivered, or caused to be delivered, to Buyer each of the deliverables required by Section 2.5; and

(n) Certificates. Buyer shall have received the certificates described in Section 2.5(c) and Section 2.5(d).

Section 6.3 Conditions to Obligations of Seller. The obligations of Seller to consummate the Closing are subject to the satisfaction (or waiver by Seller in writing), at or prior to the Closing, of each of the following conditions:

(a) Representations and Warranties. (i) The Fundamental Representations made by Buyer shall be true and correct in all respects as of the Execution Date and as of the Closing Date as though made on and as of the Closing Date, and (ii) each of the other representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects as of the Execution Date and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of a specified date, in which case as of such date);

(b) Covenants. Buyer shall have duly performed and complied in all material respects with all covenants, agreements and obligations required by this Agreement to be performed or complied with by Buyer at or prior to the Closing;

(c) Certificate of Designation. The Certificate of Designation shall have been filed with, and accepted by, the Secretary of State of the State of Delaware;

(d) Lease Agreement. Buyer shall have caused the Company to execute and deliver the Lease Agreement, in form and substance consistent with Section 5.10(b) and the definition of “Lease Agreement” and reasonably satisfactory to Seller; and

(e) Closing Deliverables. Buyer shall have delivered, or caused to be delivered, to Seller each of the deliverables required by Section 2.6.

Section 6.4 Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such Party’s failure to comply with its obligations under this Agreement.

ARTICLE VII

TERMINATION

Section 7.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Buyer and Seller;

(b) by either Buyer or Seller, upon written notice to the other, if the Closing shall not have occurred on or before [September 30, 2026] (the “Outside Date”); provided, that if, as of the Outside Date, all conditions set forth in Article VI have been satisfied or waived other than (i) the receipt of any stockholder approval described in Section 2.3 or (ii) the receipt of any consent of Entergy described in Section 6.2(i) (and, in each case, those conditions that by their nature are to be satisfied at the Closing), the Outside Date shall be automatically extended to [December 31, 2026]; provided, further, that the right to terminate under this clause (b) shall not be available to any Party whose breach of this Agreement has been the primary cause of the failure of the Closing to occur by such date;

(c) by either Buyer or Seller, upon written notice to the other, if any Governmental Authority shall have issued a final, non-appealable Order permanently restraining, enjoining or prohibiting the consummation of the transactions contemplated hereby;

(d) by Buyer, upon written notice to Seller, if Seller, the Company or any Owner Party shall have breached any representation, warranty, covenant or agreement contained in this Agreement such that any condition set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied, and such breach is not cured within ten (10) Business Days after written notice thereof (or is incapable of being cured); or

(e) by Seller, upon written notice to Buyer, if Buyer shall have breached any representation, warranty, covenant or agreement contained in this Agreement such that any condition set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied, and such breach is not cured within ten (10) Business Days after written notice thereof (or is incapable of being cured); or

(f) by Buyer, upon written notice to Seller at any time prior to the Closing, if the Due Diligence Investigation discloses any fact, circumstance or condition that, individually or in the aggregate, is materially adverse to the Company, the Business, the Required Assets or the Owned Real Property.

Section 7.2 Effect of Termination. In the event of the termination of this Agreement in accordance with Section 7.1, this Agreement shall forthwith become void and there shall be no liability on the part of any Party, except that (a) this Section 7.2, Section 5.13, Section 5.14 and Article X shall survive such termination, and (b) no such termination shall relieve any Party of liability for Fraud or for any willful and material breach of this Agreement occurring prior to such termination.

ARTICLE VIII

INDEMNIFICATION

Section 8.1 Survival. The representations and warranties contained in this Agreement and in any certificate delivered pursuant hereto shall survive the Closing as follows: (a) the Fundamental Representations shall survive until the date that is sixty (60) days after the expiration of the applicable statute of limitations; (b) the representations and warranties set forth in Section 3.11 (Environmental Matters) and Section 3.13 (Power and Utility Matters) shall survive for twenty-four (24) months following the Closing Date; (c) the representations and warranties set forth in Section 3.16 (Tax Matters) shall survive until the date that is sixty (60) days after the expiration of the applicable statute of limitations; and (d) all other representations and warranties shall survive for twelve (12) months following the Closing Date. The covenants and agreements contained in this Agreement shall survive the Closing in accordance with their respective terms (or, if no term is specified, until fully performed). Notwithstanding the foregoing, any claim asserted in good faith by written notice delivered prior to the expiration of the applicable survival period shall survive until finally resolved. Nothing in this Section 8.1 shall limit any claim based on Fraud.

Section 8.2 Indemnification by Seller and the Owner Parties.

(a) Subject to the limitations set forth in this Article VIII, from and after the Closing, Seller shall indemnify, defend and hold harmless Buyer, its Affiliates (including, after the Closing, the Company) and their respective officers, directors, managers, employees, agents, successors and permitted assigns (collectively, the “Buyer Indemnified Parties”) from and against all Losses incurred or sustained by, or imposed upon, any Buyer Indemnified Party arising out of or relating to: (i) any inaccuracy in or breach of any representation or warranty of Seller, the Company or any Owner Party contained in this Agreement or in any certificate delivered pursuant hereto; (ii) any breach or non-fulfillment of any covenant, agreement or obligation of Seller, the Company (to the extent required to be performed at or prior to the Closing) or any Owner Party contained in this Agreement; (iii) any Indebtedness or Payables of the Company outstanding as of the Closing, or any Liens (other than Permitted Liens) on the Membership Interests or any asset of the Company not released at or prior to the Closing; (iv) the Excluded Assets, the digital-asset mining operations conducted at the Site at or prior to the Closing, and the distribution, transfer and removal thereof; (v) any Taxes of or with respect to the Company or its assets or operations for any taxable period (or portion of any Straddle Period) ending on or prior to the Closing Date, and any Taxes of Seller or any Owner Party for any period; and (vi) any failure of the Required Asset Transfers to have effectively vested any Required Asset in the Company.

(b) Subject to the limitations set forth in this Article VIII, from and after the Closing, each Owner Party, severally and not jointly, in proportion to such Owner Party’s direct or indirect percentage ownership of Seller as set forth on Schedule A, shall indemnify, defend and hold harmless the Buyer Indemnified Parties from and against all Losses arising out of or relating to (i) any inaccuracy in or breach of any representation or warranty expressly made by such Owner Party in Section 3.9, Section 3.19 or Section 3.22, (ii) any inaccuracy in or breach of any Fundamental Representation made by Seller, and (iii) Fraud committed by Seller, the Company or such Owner Party; provided, that the aggregate liability of each Owner Party under this Section 8.2(b) (other than in respect of Fraud committed by such Owner Party) shall not exceed the value of the portion of the Consideration actually received, directly or indirectly, by such Owner Party (with shares valued at the Stated Value thereof).

Section 8.3 Indemnification by Buyer. Subject to the limitations set forth in this Article VIII, from and after the Closing, Buyer shall indemnify, defend and hold harmless Seller, the Owner Parties and their respective Affiliates, officers, directors, managers, employees, agents, successors and permitted assigns (collectively, the “Seller Indemnified Parties”) from and against all Losses incurred or sustained by, or imposed upon, any Seller Indemnified Party arising out of or relating to: (a) any inaccuracy in or breach of any representation or warranty of Buyer contained in this Agreement or in any certificate delivered pursuant hereto; (b) any breach or non-fulfillment of any covenant, agreement or obligation of Buyer contained in this Agreement; or (c) the ownership or operation of the Company or the Business from and after the Closing (other than Losses for which any Buyer Indemnified Party is entitled to indemnification under Section 8.2 or that arise out of the Excluded Assets or Seller’s operations as tenant under the Lease Agreement).

Section 8.4 Certain Limitations. (a) Seller shall not be liable under Section 8.2(a)(i) (other than in respect of Fundamental Representations or Fraud) until the aggregate amount of all Losses thereunder exceeds $50,000 (the “Basket”), in which event Seller shall be liable only for such Losses in excess of the Basket; (b) the aggregate liability of Seller under Section 8.2(a)(i) (other than in respect of Fundamental Representations, Section 3.11, Section 3.13, Section 3.16 or Fraud) shall not exceed $750,000 (being 15% of the aggregate Stated Value of the Closing Consideration); (c) the aggregate liability of Seller under this Agreement (other than in respect of Fraud) shall not exceed the aggregate value of the Consideration actually received by Seller (with shares valued at the Stated Value thereof and including the value of Milestone Payments received by Seller); (d) for purposes of determining the amount of any Losses arising from any inaccuracy in or breach of any representation or warranty (but not for purposes of determining whether any such inaccuracy or breach has occurred), all materiality and Material Adverse Effect qualifiers shall be disregarded; (e) payments in respect of Losses shall be reduced by the amount of any insurance proceeds actually received by the Indemnified Party in respect thereof (net of costs of recovery and retro-premiums); (f) no Party shall be liable more than once in respect of the same Loss; (g) no Buyer Indemnified Party shall be entitled to indemnification under Section 8.2(a)(i) with respect to any inaccuracy in or breach of any representation or warranty of which Buyer had actual knowledge prior to the Closing; and (h) any amount payable by Seller or any Owner Party pursuant to this Article VIII shall be satisfied first by set-off against Milestone Payments and by surrender of shares, in each case in accordance with Section 8.9, and, to the extent such amount exceeds the amounts available to be so set off or surrendered, Seller shall (and, to the extent provided in Section 8.2(b), each Owner Party severally shall) indemnify the Buyer Indemnified Parties for, and pay in cash, such excess, subject to the other limitations of this Section 8.4.

Section 8.5 Indemnification Procedures.

(a) Third-Party Claims. If any Party entitled to indemnification hereunder (an “Indemnified Party”) receives notice of any Action asserted by a third party (a “Third-Party Claim”) that may give rise to a claim for indemnification against a Party obligated to provide indemnification hereunder (an “Indemnifying Party”), the Indemnified Party shall give the Indemnifying Party prompt written notice thereof (provided that failure to give such notice shall not relieve the Indemnifying Party of its obligations except to the extent actually and materially prejudiced thereby). The Indemnifying Party may, at its expense and by written notice within thirty (30) days after receipt of such notice, assume the defense of such Third-Party Claim with counsel reasonably satisfactory to the Indemnified Party; provided, that the Indemnifying Party shall not be entitled to assume the defense of any Third-Party Claim that (i) seeks injunctive or other equitable relief against the Indemnified Party, (ii) involves criminal allegations, (iii) involves a customer, utility (including Entergy) or Governmental Authority counterparty of the Indemnified Party, or (iv) seeks Losses in excess of the amounts for which the Indemnifying Party is reasonably expected to be liable hereunder. The Party controlling the defense shall keep the other Party reasonably informed, and the non-controlling Party may participate at its own expense. The Indemnifying Party shall not settle or compromise any Third-Party Claim without the Indemnified Party’s prior written consent (not to be unreasonably withheld) unless such settlement involves solely the payment of money by the Indemnifying Party and includes a full and unconditional release of the Indemnified Party.

(b) Direct Claims. Any claim by an Indemnified Party for indemnification not involving a Third-Party Claim shall be asserted by written notice to the Indemnifying Party describing the claim in reasonable detail. The Indemnifying Party shall have thirty (30) days after receipt of such notice to respond. If the Indemnifying Party does not respond within such period or rejects such claim in whole or in part, the Indemnified Party may pursue such remedies as may be available under this Agreement.

Section 8.6 Set-Off Against Milestone Payments. Notwithstanding any other provision of this Agreement, the right of set-off provided in this Section 8.6 is subject to the limitations set forth in Section 8.4 (including the basket, cap and sub-caps therein) and may be exercised only after the dispute resolution procedures of Section 8.5 have been exhausted or waived by the parties. Without limiting any other rights or remedies of Buyer, Buyer shall be entitled to set off, against any Milestone Payment otherwise payable to Seller under the Milestone Schedule, the amount of any Losses for which any Buyer Indemnified Party is entitled to indemnification from Seller under this Article VIII, as finally determined pursuant to Section 8.5 or by agreement of Buyer and Seller. For the avoidance of doubt, Buyer shall have no right of set-off against any Milestone Payment payable to Energy.

Section 8.7 Exclusive Remedy. Subject to Section 10.8 (Specific Performance) and except for claims based on Fraud, from and after the Closing, the indemnification provisions of this Article VIII shall be the sole and exclusive remedy of the Parties for any and all claims arising out of or relating to any inaccuracy in or breach of any representation, warranty, covenant or agreement contained in this Agreement; provided, that nothing in this Section 8.7 shall limit any Party’s rights or remedies under any other Transaction Document (including the Real Estate Purchase Agreement and the Lease Agreement), each of which shall be governed by its own terms.

Section 8.8 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Consideration for Tax purposes, unless otherwise required by applicable Law.

Section 8.9 Manner of Payment; Source of Recovery. Any amount finally determined pursuant to this Article VIII to be payable by Seller or any Owner Party to any Buyer Indemnified Party shall be satisfied: (a) first, by set-off against Milestone Payments then or thereafter payable to Seller, in accordance with and subject to Section 8.6; (b) second, by the surrender to Buyer for cancellation of shares of Series A Preferred Stock (or shares of Common Stock issued upon conversion thereof) received as Consideration hereunder, with each share of Series A Preferred Stock valued for this purpose at its Stated Value and each such share of Common Stock valued at the conversion price at which the shares of Series A Preferred Stock so converted were issued; and (c) to the extent the amount so payable exceeds the amounts recovered or recoverable pursuant to clauses (a) and (b), Seller shall (and, to the extent provided in Section 8.2(b), each Owner Party severally shall) indemnify the Buyer Indemnified Parties for, and pay, such excess in cash, in each case (other than in the case of Fraud or intentional misrepresentation) subject to the limitations set forth in Section 8.4. Any amount finally determined pursuant to this Article VIII to be payable by Buyer to any Seller Indemnified Party may, at Buyer’s election, be satisfied in whole or in part by the issuance to such Seller Indemnified Party of additional shares of Series A Preferred Stock valued at their Stated Value; provided, that, in the case of Fraud or intentional misrepresentation by Buyer, any such amount in excess of the value of the shares so issued shall be payable in cash.

ARTICLE IX

TAX MATTERS

Section 9.1 Tax Returns. Seller shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns of or with respect to the Company or its assets or operations for all taxable periods ending on or prior to the Closing Date, and shall timely pay all Taxes shown as due thereon. Buyer shall prepare and timely file, or cause to be prepared and timely filed, all other Tax Returns of or with respect to the Company. For any Straddle Period, Taxes based on income, receipts or payroll shall be allocated to the portion of the period ending on the Closing Date on a closing-of-the-books basis, and all other Taxes (including property Taxes) shall be allocated on a per-diem basis.

Section 9.2 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, recording and similar Taxes and fees (including any real property transfer Taxes and recording fees) incurred in connection with the transactions contemplated by this Agreement and the other Transaction Documents shall be borne one hundred percent (100%) by Buyer. The Party required by applicable Law shall timely file all necessary Tax Returns with respect to such Taxes, and the Parties shall cooperate in the preparation and filing thereof.

Section 9.3 Cooperation. The Parties shall cooperate fully, as and to the extent reasonably requested by any other Party, in connection with the filing of Tax Returns and any audit, examination or proceeding with respect to Taxes relating to the Company, including by retaining and providing records and information reasonably relevant thereto and making personnel available on a mutually convenient basis.

ARTICLE X

MISCELLANEOUS

Section 10.1 Expenses. Except as otherwise expressly provided herein (including Section 5.5, Section 5.6 and Section 9.2), each Party shall bear its own costs and expenses (including fees and expenses of legal counsel, accountants, investment bankers and other advisors) incurred in connection with this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, whether or not the Closing occurs; provided, that all fees, costs and expenses of Seller, the Company and the Owner Parties incurred in connection therewith shall be borne by Seller and the Owner Parties (and not by the Company), and the Company shall bear no such costs at or after the Closing.

Section 10.2 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed given (a) when delivered by hand, (b) when received if sent by a nationally recognized overnight courier (receipt requested), or (c) when sent by e-mail (with no bounce-back or error message received) if sent during normal business hours of the recipient, and otherwise on the next Business Day, in each case addressed as follows (or to such other address as a Party may designate by notice given in accordance with this Section 10.2):

If to Buyer: Z Squared Inc., 550 South Andrews Ave., Suite 700, Fort Lauderdale, FL 33301, Attention: David Halabu, Chief Executive Officer, E-mail: dh@zsquaredinc.com; with a copy (which shall not constitute notice) to: Zarif Law Group P.C., 808 Springwood Ave., Suite 110, Asbury Park, NJ 07712, Attention: Morris Zarif, Esq., E-mail: mzarif@zariflg.com.

If to Seller, the Company (prior to the Closing) or any Owner Party: Paradox Infrastructure LLC, c/o Armand Nannicola Sr., 4113 Warren Sharon Road, Vienna, OH 44473, E-mail: anannicola@netzero.net; with a copy (which shall not constitute notice) to: Tucker Ellis LLP, 950 Main Avenue, Suite 1100, Cleveland, OH 44113, Attention: Michael J. Scheiman, Esq. and Robert M. Loesch, Esq., E-mail: michael.scheiman@tuckerellis.com; robert.loesch@tuckerellis.com.

Section 10.3 Owner Party Representative. Each Owner Party hereby irrevocably appoints Armand Nannicola Sr. (the “Owner Representative”) as such Owner Party’s representative, agent and attorney-in-fact for all purposes under this Agreement, including to receive and give notices, to negotiate and settle indemnification claims under Article VIII, to grant waivers and consents, and to execute amendments to this Agreement on behalf of the Owner Parties, and Buyer shall be entitled to rely conclusively on any action taken by the Owner Representative on behalf of any Owner Party.

Section 10.4 Entire Agreement. This Agreement (including the Disclosure Schedules, Schedules and Exhibits hereto) and the other Transaction Documents constitute the entire agreement of the Parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, understandings, negotiations, representations, warranties, term sheets and communications, both written and oral, with respect to such subject matter, including the LOI (provided, that Sections 12 through 18 of the LOI shall survive until the Closing in accordance with their terms, and Section 15 of the LOI shall survive as provided in Section 5.14 hereof) and the non-binding milestone payment term sheets exchanged among Buyer, Seller and Energy on July 13, 2026 and July 14, 2026. For the avoidance of doubt, nothing in this Agreement supersedes the Power Access Agreement, which shall remain in full force and effect in accordance with its terms.

Section 10.5 Amendment; Waiver. This Agreement may be amended, modified or supplemented only by a written instrument signed by Buyer, Seller and, with respect to any amendment of any Specified Owner Provision, the Owner Representative. No waiver of any provision hereof shall be effective unless set forth in a written instrument signed by the Party against whom such waiver is to be enforced. No failure or delay in exercising any right hereunder shall operate as a waiver thereof, and no single or partial exercise of any right shall preclude any further exercise thereof.

Section 10.6 Assignment; Binding Effect; No Third-Party Beneficiaries. No Party may assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the other Parties; provided, that Buyer may, without such consent, assign this Agreement or any of its rights or obligations hereunder, in whole or in part, to one or more wholly-owned subsidiaries of Buyer (including the Company), so long as Buyer remains primarily liable for its obligations hereunder. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Except as expressly provided in Article VIII with respect to Indemnified Parties, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties any legal or equitable right, benefit or remedy of any nature whatsoever; for the avoidance of doubt, any Milestone Payments payable to Energy under the Milestone Schedule are payable to Energy solely as a payment direction of Seller, and Energy is not a third-party beneficiary of, and shall have no right to enforce, this Agreement (including the Milestone Schedule).

Section 10.7 Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement, and all claims and causes of action (whether in contract, tort or otherwise) arising out of or relating to this Agreement, the negotiation, execution or performance hereof or the transactions contemplated hereby, shall be governed by and construed in accordance with the internal Laws of the State of Delaware, without giving effect to any conflict-of-laws principles that would require the application of the Laws of any other jurisdiction. Each Party irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, if such court lacks subject matter jurisdiction, any state or federal court located in the State of Delaware) for any Action arising out of or relating to this Agreement or the transactions contemplated hereby, waives any objection to venue in such courts, and agrees that service of process may be made in any manner permitted by applicable Law or by notice given in accordance with Section 10.2. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.8 Specific Performance. The Parties agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur if any Party did not perform its obligations hereunder in accordance with their specific terms or otherwise breached this Agreement. Accordingly, each Party shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which such Party is entitled at law or in equity, without proof of actual damages and without any requirement to post any bond or other security.

Section 10.9 Severability. If any term or provision of this Agreement is held invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision hereof or invalidate or render unenforceable such term or provision in any other jurisdiction, and the Parties shall negotiate in good faith to modify this Agreement so as to effect their original intent as closely as possible.

Section 10.10 Counterparts; Electronic Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures delivered by facsimile, e-mail (including .pdf) or electronic signature platform (including DocuSign) shall be deemed original signatures for all purposes.

Section 10.11 Legal Representation. Each of Seller, the Company and the Owner Parties acknowledges that (a) Zarif Law Group P.C. represents only Buyer in connection with this Agreement and the transactions contemplated hereby, (b) Tucker Ellis LLP represents Seller and the Company, and (c) each Party has had the opportunity to be represented by counsel of its own choosing in connection with the negotiation, execution and delivery of this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the Execution Date.

BUYER:

Z SQUARED INC.

By:	/s/ David Halabu
Name:	David Halabu
Title:	Chief Executive Officer

SELLER:

PARADOX INFRASTRUCTURE LLC

By:	/s/ Armand Nannicola Sr.
Name:	Armand Nannicola Sr.
Title:	[Manager][Managing Member]

COMPANY:

PARADOX DATA, LLC

By:	Paradox Infrastructure LLC, its sole member

By:	/s/ Armand Nannicola Sr.
Name:	Armand Nannicola Sr.
Title:	Manager

[Owner Party Signature Page]

Each of the undersigned executes this Agreement solely for the purposes of the Specified Owner Provisions.

OWNER ENTITIES:

CRYPTO RIGS USA LLC

By:	/s/ Armand Nannicola Sr.
Name:	Armand Nannicola Sr.
Title:	Managing Member

XERO LABS LLC

By:	/s/ Jeffery Harris
Name:	Jeffery Harris
Title:	Manager

By:	/s/ Vincent Branda
Name:	Vincent Branda
Title:	Manager

ROMERO HOLDINGS LLC

By:	/s/ Armand Nannicola Sr.
Name:	Armand Nannicola Sr.
Title:	Member

REALTRACK INC

By:	/s/ Aamir Waheed
Name:	Aamir Waheed
Title:	Sole Shareholder, Secretary

CURIOUS WOMBAT LLC

By:	/s/ Emma Cole
Name:	Emma Cole
Title:	Authorized Member

ULTIMATE BENEFICIAL OWNERS:

/s/ Armand Nannicola Sr.
Armand Nannicola Sr.

/s/ Jeffery Harris
Jeffery Harris

/s/ Aamir Waheed
Aamir Waheed

/s/ Vincent Branda
Vincent Branda

/s/ Nathan Ranew
Nathan Ranew

/s/ Emma Cole
Emma Cole

SCHEDULE A

Owner Parties; Ownership of Seller

The following sets forth the direct and indirect ownership of Paradox Infrastructure LLC. The Company is one hundred percent (100%) owned by Seller.3

Owner Party	Jurisdiction / Type	Interest
Crypto Rigs USA LLC	Florida LLC	50% of Seller
Xero Labs LLC	Florida LLC	50% of Seller
Romero Holdings LLC	Ohio LLC	50% of Crypto Rigs USA LLC
RealTrack Inc	Florida corporation	50% of Crypto Rigs USA LLC
Curious Wombat LLC	Florida LLC	5% of Xero Labs LLC
Armand Nannicola Sr.	Individual	100% of Romero Holdings LLC (25% indirect interest in Seller)
Aamir Waheed	Individual	100% of RealTrack Inc (25% indirect interest in Seller)
Jeffery Harris	Individual	40% of Xero Labs LLC (20% indirect interest in Seller)
Vincent Branda	Individual	27.5% of Xero Labs LLC (13.75% indirect interest in Seller)
Nathan Ranew	Individual	27.5% of Xero Labs LLC (13.75% indirect interest in Seller)
Emma Cole	Individual	[100%] of Curious Wombat LLC (2.5% indirect interest in Seller)

[3]	NTD: the interests of Armand Nannicola Sr. in Romero Holdings LLC, Aamir Waheed in RealTrack Inc and Emma Cole in Curious Wombat LLC are stated per the Sellers’ organizational chart but are not yet confirmed by underlying Organizational Documents.

EXHIBIT A

MILESTONE SCHEDULE

This Milestone Schedule is Exhibit A to, and is incorporated by reference into, the Membership Interest Purchase Agreement, dated as of July [●], 2026 (the “Agreement”), by and among Z Squared Inc. (“Buyer” or “Z Squared”), Paradox Infrastructure LLC (“Seller” or “Infrastructure”), Paradox Data, LLC (the “Company” or “Data”) and the Owner Parties named therein. Capitalized terms used but not defined herein have the meanings given in the Agreement. The Milestone Payments described herein are governed by this Milestone Schedule, which is incorporated into and forms part of the Agreement; references herein to “Energy” mean Paradox Energy, LLC, an Ohio limited liability company. This Milestone Schedule reflects the terms of the milestone payment term sheet last revised July 14, 2026 among Buyer, Infrastructure and Energy.

1. Milestone Structure; Recipients. Each Milestone, and each installment of a Milestone, is earned once upon satisfaction of the applicable achievement standard set forth in the Milestone Table below. Milestone 1 is payable to Infrastructure. Milestones 2, 3 and 4 are payable to Energy, with each such Milestone payable in two installments as described in the Milestone Table. Infrastructure or Energy, as applicable with respect to a Milestone Payment or installment, is referred to as the applicable “Milestone Recipient.”

2. RFS and Energization Standards for Milestones 2–4. Milestones 2, 3 and 4 are each achieved in two parts: the first upon Data’s or Z Squared’s receipt of a request for service (an “RFS”) from an AI client for the applicable additional AI compute capacity necessary to reach the stated aggregate capacity threshold, and the second upon energization of that additional capacity for AI compute. Energized capacity is measured as total facility load serving AI compute, including critical IT, cooling and related support load. For purposes of this Milestone Schedule, 'energized' and 'energization' refer to the AI compute load at the Site being actively supplied by power from any source, whether or not delivered under the Entergy Agreement or any Power Contract, including power supplied by on-site generation (including gas-fired, diesel, or other non-utility generation), behind-the-meter power arrangements, or any other means of supplying electricity to the Site.

3. Measurement Protocol. The methodology set forth in this Section (the “Measurement Protocol”) governs determination of energized AI-compute capacity under this Milestone Schedule. The parties acknowledge that Seller's digital-asset mining operations will be shut down and drawing no power at the Site as of the time any AI-compute capacity is energized under this Milestone Schedule, such that all power delivered to the Site will be dedicated to, and under the control of, Z Squared for AI compute. Accordingly, energized AI-compute capacity may be conclusively established by Entergy (or successor utility) billing statements or interval usage data for the Site, without any requirement of sub-metering, allocation, or independent engineering certification, for so long as mining operations are not drawing power at the Site. If mining operations resume or otherwise draw power at the Site concurrently with AI-compute operations at any time before all Milestones and installments are paid or waived, Buyer shall, at its own expense and within 60 days, install metering sufficient to separately measure AI-compute load, and thereafter the AI-compute-attributable portion, as certified in writing by an independent professional engineer licensed in the State of Arkansas reasonably acceptable to the applicable Milestone Recipient, shall govern. Energized capacity shall in all cases be measured as a rolling 30-day average of actual demand rather than an instantaneous or peak reading.

4. Ongoing Information Rights. At any time following the Closing Date and continuing until all Milestones and installments have been paid or waived, each Milestone Recipient may request, upon reasonable notice, and Data and Z Squared shall promptly (and in any event within 10 Business Days) provide: (i) certifiable evidence of the Site's power consumption and energized AI-compute capacity for the requested period, consisting of Entergy (or successor utility) billing statements or interval usage data, or, if applicable, the independent engineering certification described in the Measurement Protocol — and not merely a summary or representation prepared by Data or Z Squared; and (ii) written confirmation of whether any RFS has been received as of the date of the request and, if so, the date received and the capacity amount requested. If a Milestone Recipient reasonably disputes the accuracy of information provided under this Section, it may request independent verification of the disputed figures from the applicable utility or an independent professional engineer, the reasonable cost of which shall be borne by Buyer if the verification reveals an underreporting of energized capacity, and otherwise by the requesting Milestone Recipient.

5. Threshold Achievement. For purposes of determining achievement of any Milestone or installment under this Milestone Schedule that requires reaching a specified aggregate capacity threshold set forth in the Milestone Table (the 50 MW, 100 MW, and 150 MW thresholds for Milestones 2, 3, and 4, respectively), if Data or Z Squared has received one or more RFS's aggregating to capacity equal to or greater than such threshold, and the energized load actually utilized, measured in accordance with the Measurement Protocol, is equal to or greater than ninety percent (90%) of such threshold — regardless of the amount of capacity actually secured or RFS'd in excess of such threshold — the threshold shall be conclusively deemed satisfied in full. For the avoidance of doubt: (a) if the aggregate capacity actually RFS'd is less than the applicable threshold (for example, 42 MW RFS'd against a 50 MW threshold), this Section does not apply and the shortfall is not excused; and (b) if the capacity RFS'd equals or exceeds the threshold (for example, 55 MW RFS'd against a 50 MW threshold), and the energized load utilized is at least 90% of the threshold (at least 45 MW), the threshold is deemed satisfied notwithstanding the gap between the 55 MW secured and the 45 MW utilized. No showing of intent, avoidance, or manipulation by Data or Z Squared shall be required. This Section is intended to account for ordinary operational margin, load variance, and safety buffer below a secured capacity amount, and any ambiguity as to whether a threshold has been reached shall be resolved in favor of the Milestone Recipient.

6. Milestone Notice; Disputes. Data/Z Squared shall give prompt written notice to the applicable Milestone Recipient of the achievement of each Milestone or installment, with reasonable supporting evidence. Z Squared may dispute achievement in good faith, but undisputed amounts remain due on schedule. Disputes not resolved within thirty (30) days shall be resolved by binding arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules, seated in Florida.

7. Payment Timing; Late Interest. Each Milestone Payment or installment is due within thirty (30) days after its achievement, payable entirely in Milestone Preferred Stock (subject to the Nasdaq Rule 5635 stockholder-approval and cash-fallback process described in Section 6 below, without changing the applicable $5,000,000 Milestone value or $2,500,000 installment value, the achievement date, or the applicable VWAP measurement period). Interest at the lesser of 1.5% per month or the maximum lawful rate accrues on any late payment from the due date until paid.

8. Preferred Stock Terms. $1,000 stated value per share; 5,000 shares ($5,000,000 aggregate) issued per Milestone, with Milestones 2, 3 and 4 each issued in two installments of 2,500 shares ($2,500,000 aggregate per installment). Conversion price for shares issued in satisfaction of Milestone Payments equals the lesser of (i) the Nasdaq official closing price of the Common Stock on the Trading Day immediately preceding the applicable Milestone or installment achievement date and (ii) 110% of the “Minimum Price” (as defined in Nasdaq Listing Rule 5635(d), being the lower of (x) the Nasdaq official closing price of the Common Stock immediately preceding the applicable measurement date and (y) the average Nasdaq official closing price of the Common Stock for the five (5) Trading Days immediately preceding the applicable measurement date), determined as of the applicable Milestone or installment achievement date (priced separately per Milestone or installment). The conversion price for the shares of Series A Preferred Stock issued as Closing Consideration is $7.45 per share. Optional conversion at the applicable holder’s election. Forced conversion if the closing sale price of the Common Stock equals or exceeds 250% of the applicable conversion price for twenty (20) consecutive Trading Days. 1.0x non-participating liquidation preference. Dividends at Seller election: 8% per annum in cash or paid in kind, compounded quarterly. Voting on an as-converted basis with the Common Stock, subject to Nasdaq Listing Rule 5640. Customary anti-dilution adjustments.

9. Nasdaq 20% Cap; Cash Fallback. The Milestone Preferred Stock is subject to the Nasdaq Rule 5635 20% cap, stockholder-approval process and cash fallback described in Section 2.3 of the Agreement (cash at $1,000 per share equivalent if stockholder approval is not obtained within ninety (90) days, payable within five (5) Business Days after expiration of that period).

10. No Clawback. Once earned, a Milestone Payment or installment is irrevocable and not subject to reduction, reversal or repayment due to later schedule changes, construction delays, de-energization, cancellation or modification of an RFS, or Entergy later reducing or withdrawing an approval — except for fraud, or for Z Squared’s or Data’s breach of the Efforts and Anti-Avoidance Covenant or the Anti-Frustration Covenant described below.

11. Efforts and Anti-Avoidance Covenant. Z Squared will cause Data to use commercially reasonable efforts to pursue the utility approvals, service arrangements, client commitments, construction and energization necessary to achieve the Milestones, and will provide, or cause Data to have access to, sufficient funding to do so. Neither Z Squared nor Data will take any action, or fail to take any commercially reasonable action, with the intent or effect of avoiding, delaying or preventing satisfaction of an achievement standard that would otherwise trigger a Milestone or installment. Without limiting the foregoing, neither Z Squared nor Data will supply, or cause to be supplied, power to the AI compute load at the Site from any source other than the Entergy Agreement or a successor utility arrangement (including on-site or alternative generation, such as gas-fired generation) with the intent or effect of avoiding, delaying, reducing, or eliminating any Milestone Payment or installment that would otherwise become due if such load were instead measured against, or supplied through, the Entergy Agreement or such successor utility arrangement.

12. Anti-Frustration Covenant. Z Squared will not voluntarily dissolve, merge or reorganize Data, or cause it to transfer the Site or the Entergy account to a third party, in a manner that would frustrate or impair the applicable Milestone Recipient’s rights to any unearned Milestone Payment or installment, without that Milestone Recipient’s prior written consent.

13. No Amendment Without Consent. The Milestones, installment payments and thresholds may not be amended, and no new tier, condition or threshold may be added, except by a written instrument signed by Z Squared, Infrastructure and Energy.

14. Ranking. The Milestone Preferred Stock shall constitute additional shares of Series A Preferred Stock and shall rank pari passu with the shares of Series A Preferred Stock issued as Closing Consideration. No new senior series of preferred stock shall be created without the prior written consent of each then-current holder of Milestone Preferred Stock.

15. Cooperation; No Guarantee. Data and Z Squared shall use commercially reasonable efforts to pursue Entergy service requests, obtain and document applicable AI client RFSs, complete construction and energization, and maintain supporting records. Nothing herein guarantees that any future Milestone or installment will be achieved.

16. Term. The milestone arrangement continues until all Milestones and installments are paid or waived, with no sunset date, and is terminable only by written agreement of Z Squared, Infrastructure and Energy. Termination does not affect a Milestone or installment already achieved.

17. Taxes. Each party is responsible for its own Taxes in respect of the Milestone Payments; withholding shall apply only as required by Law.

18. Governing Law; Disputes. This Milestone Schedule shall be governed by Florida law; disputes as to Milestone or installment achievement shall be resolved by binding arbitration as described in Section 3 above, and other disputes in Florida courts (venue [●]).

Milestone Table

No.	Achievement Standard	Threshold	Payment
1	The earlier to occur of (i) if Data/Z Squared elects to develop the AI data center in a modular or separate building, any portion of the Site’s currently available utility power, up to 8.0 MW, is energized and actively supplying the AI data center (measured as total facility load serving AI compute, including critical IT, cooling, and related support load), or (ii) Infrastructure is requested by Data/Z Squared to vacate the existing building at the Site.	Any energized AI load, up to 8 MW	$5,000,000 in Preferred Stock to Infrastructure
2	(a) First Installment: Data/Z Squared receives an RFS from an AI client for at least 42 MW of additional AI compute capacity at the Site, which, together with the existing up-to-8 MW baseline, would bring total Site capacity to 50 MW. (b) Second Installment: The additional capacity is energized for AI compute, bringing aggregate energized capacity at the Site to at least 50 MW, measured as total facility load including critical IT, cooling, and related support load, regardless of whether such load is supplied by power delivered under the Entergy Agreement, by on-site or alternative generation (including gas-fired generation), or by any other power source.	50 MW total (up to 8 MW existing baseline + at least 42 MW additional)	(a) $2,500,000 in Preferred Stock to Energy upon receipt of the RFS; (b) $2,500,000 in Preferred Stock to Energy upon tenant energization
3	(a) First Installment: Data/Z Squared receives an RFS from an AI client for 50 MW of additional AI compute capacity at the Site, which, together with the 50 MW previously energized under Milestone 2, would bring total Site capacity to 100 MW. (b) Second Installment: The additional 50 MW is energized for AI compute, bringing aggregate energized capacity at the Site to at least 100 MW, measured as total facility load including critical IT, cooling, and related support load, regardless of whether such load is supplied by power delivered under the Entergy Agreement, by on-site or alternative generation (including gas-fired generation), or by any other power source.	100 MW total (50 MW previously energized + 50 MW additional)	(a) $2,500,000 in Preferred Stock to Energy upon receipt of the RFS; (b) $2,500,000 in Preferred Stock to Energy upon tenant energization
4	(a) First Installment: Data/Z Squared receives an RFS from an AI client for 50 MW of additional AI compute capacity at the Site, which, together with the 100 MW previously energized at the Site, would bring total Site capacity to 150 MW. (b) Second Installment: The additional 50 MW is energized for AI compute, bringing aggregate energized capacity at the Site to at least 150 MW, measured as total facility load including critical IT, cooling, and related support load, regardless of whether such load is supplied by power delivered under the Entergy Agreement, by on-site or alternative generation (including gas-fired generation), or by any other power source.	150 MW total (100 MW previously energized + 50 MW additional)	(a) $2,500,000 in Preferred Stock to Energy upon receipt of the RFS; (b) $2,500,000 in Preferred Stock to Energy upon tenant energization

EXHIBIT B

FORM OF ASSIGNMENT OF MEMBERSHIP INTERESTS

This ASSIGNMENT OF MEMBERSHIP INTERESTS (this “Assignment”), dated as of [●], 2026, is made by and between PARADOX INFRASTRUCTURE LLC, a Florida limited liability company (“Assignor”), and Z SQUARED INC., a Delaware corporation (“Assignee”), pursuant to that certain Membership Interest Purchase Agreement, dated as of July [●], 2026, by and among Assignee, Assignor, Paradox Data, LLC, a Florida limited liability company (the “Company”), and the other parties thereto (the “Purchase Agreement”). Capitalized terms used but not defined herein have the meanings given in the Purchase Agreement.

1. Assignment. For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor hereby irrevocably sells, assigns, transfers, conveys and delivers to Assignee one hundred percent (100%) of the Membership Interests, constituting all of the issued and outstanding membership interests of the Company, together with all of Assignor’s right, title and interest in and to the Company, including all economic, voting, management, governance, capital account, distribution and other rights and interests of any kind in respect thereof, free and clear of all Liens other than restrictions on transfer arising under applicable securities Laws, and Assignee hereby accepts such assignment.

2. Admission; Withdrawal. Effective upon the execution and delivery of this Assignment and the Joinder, (a) Assignee is hereby admitted as the sole member of the Company, (b) Assignor hereby withdraws and ceases to be a member of the Company and ceases to have any right, title or interest in or to the Company, and (c) the Company shall continue without dissolution.

3. Further Assurances. Assignor shall execute and deliver such further instruments and take such further actions as Assignee may reasonably request to vest fully in Assignee title to the Membership Interests and to give effect to this Assignment.

4. Purchase Agreement Controls. This Assignment is delivered pursuant to, and is subject in all respects to, the terms of the Purchase Agreement. Nothing herein shall limit, expand or modify any representation, warranty, covenant, indemnity or other obligation under the Purchase Agreement, and in the event of any conflict between this Assignment and the Purchase Agreement, the Purchase Agreement shall control.

5. Governing Law; Counterparts. This Assignment shall be governed by the internal Laws of the State of Delaware. This Assignment may be executed in counterparts (including by .pdf or electronic signature), each of which shall be deemed an original.

[Signature page to Assignment of Membership Interests follows.]

EXHIBIT C

FORM OF JOINDER TO OPERATING AGREEMENT

This JOINDER TO OPERATING AGREEMENT (this “Joinder”), dated as of [●], 2026, is executed and delivered by Z SQUARED INC., a Delaware corporation (“Buyer”), pursuant to that certain Membership Interest Purchase Agreement, dated as of July [●], 2026 (the “Purchase Agreement”), by and among Buyer, Paradox Infrastructure LLC (“Seller”), Paradox Data, LLC, a Florida limited liability company (the “Company”), and the other parties thereto. Capitalized terms used but not defined herein have the meanings given in the Purchase Agreement.

1. Joinder. Effective as of the Closing and the delivery of the Assignment Agreement, Buyer hereby (a) joins in, adopts, and agrees to be bound by, the Operating Agreement of the Company, effective as of July 13, 2026 (the “Operating Agreement”), as a member of the Company, (b) is admitted as the sole member of the Company in substitution of Seller, and (c) succeeds to all rights, powers and interests of the member under the Operating Agreement.

2. Continuation; Amendment and Restatement. The Company shall continue without dissolution. Buyer, as sole member, intends promptly following the Closing to amend and restate the Operating Agreement in the form of the single-member limited liability company agreement attached to the Purchase Agreement as Exhibit H, whereupon the Operating Agreement shall be superseded in its entirety.

3. Governing Law; Counterparts. This Joinder shall be governed by the internal Laws of the State of Florida. This Joinder may be executed and delivered by .pdf or electronic signature.

[Signature page to Joinder follows.]

EXHIBIT D

LEASE AGREEMENT

[Reserved. Pursuant to Section 5.10(b), the Lease Agreement will be negotiated in good faith by the Parties following the Execution Date, consistent with the parameters described in the definition of “Lease Agreement,” and executed and delivered at the Closing as a condition thereto pursuant to Section 6.2(g) and Section 6.3(d). No form of Lease Agreement is attached to this Agreement.]

EXHIBIT E

FORM OF REAL PROPERTY CONTRIBUTION AGREEMENT

[Form of Contribution Agreement (with deed in recordable form) between Paradox Infrastructure LLC, as contributor, and Paradox Data, LLC, with respect to the Owned Real Property (approximately 3.00 acres and the Existing Building, together with the appurtenant 0.32-acre access and utility easement, Union County, Arkansas) — to be attached prior to execution. Real estate counsel drafting.]

EXHIBIT F

[RESERVED]

EXHIBIT G

CERTIFICATE OF DESIGNATION — SERIES A CONVERTIBLE PREFERRED STOCK

[Form of Certificate of Designation of Preferences, Rights and Limitations of the Series A Convertible Preferred Stock of Z Squared Inc., to be filed with the Delaware Secretary of State at or prior to the Closing — to be attached prior to execution.]

EXHIBIT H

FORM OF AMENDED AND RESTATED OPERATING AGREEMENT

[Form of Amended and Restated Limited Liability Company Agreement of Paradox Data, LLC (single-member form; Z Squared Inc. as sole member), to be adopted by Buyer promptly following the Closing — to be attached prior to execution.]

EXHIBIT I

FORM OF RESIGNATION AND RELEASE

Reference is made to that certain Membership Interest Purchase Agreement, dated as of July [●], 2026 (the “Purchase Agreement”), by and among Z Squared Inc., Paradox Infrastructure LLC, Paradox Data, LLC (the “Company”) and the other parties thereto. Capitalized terms used but not defined herein have the meanings given in the Purchase Agreement.

1. Resignation. Effective as of the Closing, the undersigned hereby irrevocably resigns from each position the undersigned holds as an officer, manager, director or other official of the Company.

2. Release. Effective as of the Closing, the undersigned, on behalf of the undersigned and the undersigned’s heirs, successors and assigns, hereby irrevocably and unconditionally releases and forever discharges the Company and its successors and assigns from any and all claims, demands, Liabilities and causes of action of every kind, whether known or unknown, arising at or prior to the Closing, including any claim for unpaid compensation, fees, distributions, reimbursement or indemnification; provided, that nothing herein releases (a) any right of the undersigned under the Purchase Agreement or any other Transaction Document, or (b) any right to exculpation or indemnification under the Organizational Documents of the Company with respect to acts or omissions at or prior to the Closing to the extent set forth therein.

3. Acknowledgment. The undersigned acknowledges that no amounts are owed to the undersigned by the Company as of the Closing.

Dated: ______________, 2026

_______________________________

Name: _________________________

Title(s): ________________________

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